Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

Calumet Refining, LLC

as Seller

and

Starlight Relativity Acquisition Company LLC,

as Buyer

_____________________

Dated Effective as of November 1, 2019

i

EXHIBITS

Exhibit A	Membership Interest Assignment Agreement
Exhibit B	Waiver and Release
Exhibit C	Transition Services Agreement
Exhibit D	R&W Insurance Policy
Exhibit E	Guaranty
Exhibit F	Environmental Responsibilities Addendum
Exhibit G	Form of Assignment of Contracts
Exhibit H	Side Letter Agreement
Exhibit I	Backstop Agreement

SCHEDULES

Schedule 1.1(a)	Agreed Accounting Principles; Sample NWC Calculation
Schedule 1.1(b)	Knowledge Parties
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Solvents Plant
Schedule 2.2	Inventory Valuation Procedures
Schedule 4.3	No Conflicts of Seller
Schedule 4.4	Seller Authorizations and Consents
Schedule 4.7	Seller Brokers
Schedule 5.2	No Conflicts of the Company
Schedule 5.3(a)	Company Authorizations and Consents - Governmental Authority
Schedule 5.3(b)	Company Material Authorizations and Consents - Other
Schedule 5.4	Litigation; Orders
Schedule 5.9	Absence of Certain Developments
Schedule 5.10	Taxes
Schedule 5.11(a)	Material Contracts
Schedule 5.11(b)	Independent Contractor/Employment Agreements
Schedule 5.11(c)	Contracts
Schedule 5.12(a)	Company Intellectual Property
Schedule 5.13(a)	Owned Real Property
Schedule 5.13(d)	Leases
Schedule 5.14	Tangible Personal Property
Schedule 5.15	Business Employees
Schedule 5.16(a)	Seller Plans
Schedule 5.16(g)	Acceleration of Payments
Schedule 5.17	Insurance
Schedule 5.19	Company Environmental Matters
Schedule 5.20	Permits
Schedule 5.21	Bank Accounts
Schedule 5.22	Inventory
Schedule 5.23	Accounts Receivable
Schedule 5.24	Indebtedness
Schedule 5.25	Additional Representations
Schedule 6.3	No Conflicts of Buyer
Schedule 7.1	Conduct of Business of the Company
Schedule 7.3(f)	Payments to Business Employees
Schedule 7.8(a)	Performance Bonds
Schedule 7.8(b)(i)	Designated Contracts
Schedule 7.11(a)	Excluded Assets
Schedule 7.11(b)	Retained Liabilities
Schedule 7.15	Renewable Fuel Standard Compliance
Schedule 13.3	Notices

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 10, 2019 (the “Signing Date”), but effective for all purposes as of the Effective Time (as defined below) on November 1, 2019 (the “Effective Date”), is by and between Calumet Refining, LLC, a Delaware limited liability company (“Seller”) and Starlight Relativity Acquisition Company LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Interests”) of Calumet San Antonio Refining, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, all of the Interests on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, claim, demand, charge, complaint, litigation, suit, investigation or other civil, criminal or administrative proceeding (including any binding arbitration, mediation or similar proceeding).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreed Accounting Principles” means, collectively, the accounting principles, methods and practices used in preparing the most recent Financial Statements, including the accounting principles specified on Schedule 1.1(a).

“Backstop Agreement” means that certain Backstop Agreement in the form attached hereto as Exhibit I with respect to credit support matters.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, equity purchase, equity option, phantom equity or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, and other employee (or other service provider) benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA.

“Board of Directors” means, with respect to any Person that is not a natural person, the board of directors, board of managers or other applicable governing body of such Person.

“Business” means the operation by the Company of the Refinery and the ancillary refining, storage, and related sales of hydrocarbons, as currently conducted by the Company.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in San Antonio, Texas are authorized or required by Law to close.

“Business Employee” means any Person who is an employee of Seller or an Affiliate of Seller whose employment primarily involves providing services to the Company or to the Business, including any employee of Seller or any of its Affiliates who is employed primarily in the Business and who is, immediately prior to the Closing, absent from work on account of paid time-off, vacation, military, sick or personal leave, short or long-term disability or leave of absence (other than a leave of absence resulting from a reduction in force or a “bridging” of age or service credit for purposes of a Benefit Plan) and any Business Employee for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or applicable Law.

“Buyer Employer” means Lazarus Energy Holdings, LLC.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Corporate Organization), Section 6.2 (Due Authorization) and Section 6.6 (Brokers).

“Buyer Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, state of facts or developments, materially impairs or would reasonably be expected to materially impair the ability of Buyer to consummate the Transactions.

“Casualty Event” means any loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Company that results in Losses in excess of $5,000,000 (not including insurance proceeds).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (codified at 42 U.S.C. 9601 et seq. and elsewhere in the United States Code).

“Clean Air Act” means the Clean Air Act of 1963, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Easement” means each Company Contract that provides for an easement or right-of-way in favor of the Company in connection with the Business.

“Company Marks” means any name incorporating “Calumet,” “Calumet San Antonio Refining,” or any derivation thereof that would reasonably be expected to be confused therewith by a consumer familiar with the industry of the Business, including any trademark, domain name, email address, symbols or logos, trade dress or service mark confusingly similar thereto, and all goodwill associated therewith and registrations of and applications to register the foregoing, together with all other legal rights that relate to any of the foregoing under applicable Law.

“Contract” means any written contract, agreement, authorization, commitment, instrument, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense or franchise agreement, of any kind or character, or other binding arrangement.

“CSPP” means Calumet Specialty Products Partners, L.P., a Delaware limited partnership.

“Current Assets” means the current assets of the Company as such categories of current assets are reflected in the sample calculation of Net Working Capital in Schedule 1.1(a) and determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, “Current Assets” shall not include the value of any Inventory, prepaid expenses relating to the spare-rotor or any RINs, but shall include platinum owned by the Company, including platinum purchased by the Company pursuant to that certain Precious Metals Agreement by and between the Company and JPMorgan Chase Bank, N.A., in each case, as set forth in the sample calculation of Net Working Capital in Schedule 1.1(a).

“Current Liabilities” means the current liabilities of the Company as such categories of current liabilities are reflected in the sample calculation of Net Working Capital in Schedule 1.1(a) and determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, “Current Liabilities” shall not include payables on account of any Inventory or any liabilities relating to RINs or compliance with Renewable Fuel Standard.

“Disclosure Schedules” means the disclosure schedules, delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” means 12:01 A.M. Central Time on the Effective Date.

“Elmendorf Terminal” means the Company’s Elmendorf terminal.

“Employer Company” means the Affiliate(s) of Seller that employ the Business Employees.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means all applicable Laws relating to pollution, preservation, remediation or protection of the environment or natural resources.

“Environmental Permit” means any Permit required by any Environmental Law for the operation of the Business.

“Environmental Responsibilities Addendum” means the Environmental Responsibilities Addendum by and between Seller and Buyer in the form attached as Exhibit F.

“EPA” means the United States Environmental Protection Agency.

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests (or profit interest) in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity which, together with such first entity, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Accounts Receivable” means the Accounts Receivable which are excluded from Current Assets in the calculation of Net Working Capital due to being outstanding for more than ninety (90) days.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Fraud” means an intentional and knowing misrepresentation by a Party in the making of the representations and warranties by such Party in Article IV, Article V or Article VI, as applicable, with the specific intent to deceive and mislead the other Party (but not including any fraud claim based on constructive knowledge, negligent or reckless misrepresentation, omission or a similar theory).

“Fundamental Representations” means, collectively, Buyer Fundamental Representations and Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Guaranty” means that certain Guaranty Agreement in the form attached hereto as Exhibit E with respect to the Closing Payment.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); or (b) any political subdivision of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or other hazardous material or solid or hazardous waste regulated under, and as to which liability might arise pursuant to, Environmental Laws.

“Hydrocarbon Inventory” means all crude oil, feedstock, raw materials, blendstocks and refined and intermediate petroleum products (including, in process and finished products), in each case that are owned by the Company and used in, processed by, consumed in, or produced in connection with the Business, wherever located, including linefill, tank bottoms, propellant and unit fill and any such items in railcars, offsite storage or terminal facilities (including third party) or in transit.

“Indentures” means (a) the Indenture, dated November 26, 2013, by and among Calumet Specialty Products Partners, L.P., Calumet Finance Corp., certain subsidiary guarantors named therein (including the Company) and Wilmington Trust, National Association, as trustee; (b) the Indenture, dated March 27, 2015, by and among Calumet Specialty Products Partners, L.P., Calumet Finance Corp., certain subsidiary guarantors named therein (including the Company) and Wilmington Trust, National Association, as trustee; and (c) the Indenture, dated October 11, 2019, by and among Calumet Specialty Products Partners, L.P., Calumet Finance Corp., certain subsidiary guarantors named therein (including the Company) and Wilmington Trust, National Association, as trustee.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, including design patents and industrial designs, patent applications and similar registrations and applications (including any divisions, continuations, continuations-in-part, reissues and reexaminations thereof), along with any other inventions and conceptions, whether or not reduced to practice; (b) trademarks, service marks, trade dress, trade names, brands, trademark and service mark registrations and applications therefor; (c) copyrights, copyright registrations, any other works of authorship, and applications therefor; and (d) trade secrets, know-how, databases, engineering diagrams and drawings, confidential business information, internet domains, software (other than third-party software) and other proprietary information and rights thereto.

“Inventory” means the Hydrocarbon Inventory and Non-Hydrocarbon Inventory of the Company.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) when used in reference to Seller, those facts that are known after due inquiry by those Persons listed as a Seller Knowledge Party on Schedule 1.1(b) hereto; (b) and when used in reference to Buyer, those facts that are known after due inquiry by those Persons listed as a Buyer Knowledge Party on Schedule 1.1(b) hereto.

“Labor Laws” means any Laws relating to employment, including employment standards and practices, employment discrimination, employee-related immigration, labor relations, wages, hours worked, employment-related insurance or employment pay equity.

“Law” means any law, statute, ordinance, convention, code, regulation, rule, constitution, treaty, fundamental principle of common law, judgment, settlement, decree or other legally enforceable requirement or rule of law of any Governmental Authority or resulting from binding arbitration.

“Liability” means any actual liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable fees of attorneys, consultants and experts) interest, penalties, settlement, Taxes, fines, judgments or assessments, whether accrued or fixed, contingent or absolute, matured or unmatured, including those arising under any Law and those arising under out of any Contract or Permit.

“Lien” means any charge, claim, Action, encumbrance, lien, pledge, levy, attachment, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer, including those Liens arising by statute or otherwise.

“Losses” means any Liability, whether or not involving a Third Party Claim; provided, however, that solely for purposes of Articles VIII and XII, “Losses” shall not include (a) any amount to the extent that such amount was taken into account in calculating any measure of Net Working Capital or (b) any Loss to the extent arising from the conduct of the Business after the Effective Date (or after the Closing Date with respect to Section 12.4(b)), actions taken by Buyer after the Effective Date (or after the Closing Date with respect to Section 12.4(b)) or related to any change in Law after the Effective Date (or after the Closing Date with respect to Section 12.4(b)).

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development that, individually or together with any one or more effects, events, changes, occurrences, circumstances, state of facts or developments, which (a) materially impairs or would reasonably be expected to materially impair the ability of Seller to consummate the Transactions or (b) has had or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of the Company; provided, however, that, with respect to this clause (b) only, “Material Adverse Effect” shall not include any effect, event, change, occurrence, circumstance, state of facts or development to the extent, directly or indirectly, arising out of or attributable to (i) changes in general economic, regulatory or political conditions (financial or otherwise); (ii) conditions affecting the industries in which the Company operates generally; (iii) a natural disaster; (iv) the commencement, continuation or escalation of a war, civil unrest, armed hostilities or other international or national calamity or act of terrorism; (v) the effect of any changes in Law or in GAAP; (vi) the effect of any action required or permitted by this Agreement or the effect of any action taken (or omitted to be taken) by Seller or the Company at the request of Buyer or its Affiliates after the Effective Date; and (vii) any effect resulting from the public announcement of this Agreement or the Transactions; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Company, relative to other companies in the industries in which it operates.

“Membership Interest Assignment Agreement” means the Membership Interest Assignment Agreement by and between Seller and Buyer in the form attached as Exhibit A.

“NDA” means that certain Mutual Confidentiality Agreement, dated August 6, 2019, by and between Calumet Specialty Products Partners, L.P. and certain Affiliates of Buyer.

“Net Working Capital” means, as of any time of determination, the amount equal to Current Assets less Current Liabilities, as determined in accordance with the Agreed Accounting Principles without giving effect to the Closing; provided Net Working Capital and Current Assets shall exclude any accounts receivable which have been outstanding for more than ninety (90) days as of the Effective Time.

“Non-Hydrocarbon Inventory” means all inventory of the Business owned by the Company other than the Hydrocarbon Inventory (whether at the Refinery site or at other storage locations), including catalysts and precious metals owned by the Company (including catalyst and precious metals, if any, owned by the Company and located in process units) chemicals, additives, spare parts, store stocks, supplies and consumables. For purposes of clarity, Non-Hydrocarbon Inventory will not include catalysts or precious metals which are leased by the Company.

“Order” means any order, ruling, verdict, decision, judgment, settlement, writ, injunction, decree, stipulation, award or other binding determination of any Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business of the Company, consistent with past practices and customs of the Company.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s (a) charter, certificate or articles of incorporation or formation, constitution, bylaws; (b) articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents; and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended.

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, waiver, implementing order or exemption of, or registration, filing or similar authorization with, any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes that are not yet due or delinquent, or, if delinquent, that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) with respect to real property, zoning, entitlement, building and other land use Liens imposed by any Governmental Authority having jurisdiction over the applicable real property which are not violated, in any material respect, by the current use, occupancy or operation of real property; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property, which have been filed of record, to the extent valid and subsisting, or which do not and would not reasonably be expected to, individually or in the aggregate, impair, in any material respect, the value, current use, occupancy or operation of such real property; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) with respect to real property, all matters reflected in title commitments or title policies made available to Buyer by Seller and title commitments obtained by Buyer in connection with the Transactions; (g) Liens affecting the assets or properties of the Company which are fully released prior to the Closing; (h) Liens on goods in transit incurred pursuant to documentary letters of credit or shipper’s Liens; (i) Liens filed of record that have been placed by a third party on the fee title of real property over which the Company has easement rights, and subordination or similar agreements relating thereto; (j) with respect to real property, all matters reflected on the survey of such real property delivered to Buyer by Seller or on any survey obtained by Buyer prior to the Closing; (k) with respect to real property, all matters reflected in the official public records of the jurisdiction in which such real property is located or in title commitments or title opinions made available to Buyer by Seller; (l) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like-nature incurred in the Ordinary Course of Business; (m) imperfections or defects in title and Liens, the existence of which would not reasonably be expected to impair the operations of the Company in any material respect; and (n) Liens described in Schedule 1.1(c).

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Post-Closing Adjustment Amount” means (i) the amount equal to the sum of Final Net Working Capital plus Final Inventory less (ii) the sum of Estimated Net Working Capital plus Estimated Inventory, less (iii) the Transaction Fee Reimbursement, such resulting amount expressed as a positive number, (if positive), and a negative number (if negative). For purposes of clarity, Buyer and Seller acknowledge that Seller may elect to make the adjustment for the Transaction Fee Reimbursement at Closing (which election shall be delivered by Seller to Buyer in writing).

“Pre-Closing Period” means any taxable period ending on or before the Effective Date and the portion of any Straddle Period ending at the end of the day on the Effective Date.

“R&W Insurance Policy” means that certain representations and warranties insurance policy to be administered by Aon Risk Services Southwest, Inc and issued by Houston Casualty Company, attached hereto as Exhibit D, with a limitation of coverage as set forth in such policy.

“R&W Premium” means the sum of $328,100 payable to the insurer under the R&W Insurance Policy.

“Refinery” means the (a) refining facility owned by the Company and located in San Antonio, Texas and all storage tanks, truck racks, pipelines, equipment, machinery, boilers, pumps, buildings, terminal facilities, dock facilities, rail and tank car facilities, and all other improvements thereon; (b) the Elmendorf Terminal; (c) related pipeline from the Elmendorf Terminal to the refining facility; and (d) all of the related Owned Real Property associated with clauses (a) through (c).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Material, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material.

“Renewable Fuel Standard” means the regulations set forth in 40 C.F.R. Part 80, Subpart M, as may be amended or modified from time to time or any successor to such regulations.

“RINs” means renewable identification numbers as set forth in the Renewable Fuel Standard.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” means, the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.6 (Title to Interests), Section 4.7 (Brokers), Section 5.1 (Company Organization), Section 5.5 (Capitalization), and Section 5.6 (Subsidiary Interests).

“Seller Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Seller or any Affiliate of Seller (including the Company) under which any Business Employee, as well as any other current or former director, officer, employee, consultant or independent contractor of Seller or any Affiliate of Seller whose services primarily relate to the Business participates or has any present or future right to benefits; provided, however, that such term shall not include worker’s compensation insurance.

“Settlement Agreement” means the Settlement Agreement and Release dated as of the Closing Date by and among the Company, Calumet Specialty Products Partners, L.P., TexStar Midstream Logistics, LP, TexStar Midstream Logistics Pipeline, LP, and Tailwater Capital, LLC.

“Side Letter Agreement” means the agreement between Seller and certain Affiliates of Buyer in substantially the form of Exhibit H.

“Solvents Plant” means any and all of the equipment disclosed on Schedule 1.1(d).

“Straddle Period” means any taxable period beginning on or before and ending after the Effective Date.

“Subsidiary” means, with respect to any Person, any entity in which such Person (either alone or through or together with any other Subsidiary of such Person) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Interests the holders of which are generally entitled to vote for the election of or make appointments to the Board of Directors or (b) controls the management of such entity.

“Tax” means any (a) taxes, levies, fees, imposts, duties or similar charges imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, excise, fuel, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, or transfer and gains taxes; (b) interest, penalty or addition to tax with respect to any item described in clause (a); and (c) Liability for any item described in clauses (a) or (b) by operation of Law, as a transferee or successor, or by Contract, in each case, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement and any other agreements being executed and delivered in connection with this Agreement and the transactions contemplated hereby, and any exhibits or attachments to any of the foregoing.

“Transaction Fee Reimbursement” means a $1.5 million payment to Buyer on account of the estimated fees and expenses of Buyer and its Affiliates in connection with the Transaction, such amount to be payable at Buyer’s direction either at Closing or upon the Post-Closing Adjustment Amount becoming final.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Waiver and Release” means the Waiver and Release by and among the Company, Buyer and each person serving as a director or officer of the Company in the form attached as Exhibit B.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) or any similar applicable Law requiring employee notice of plant closings, mass layoffs, or other employment losses or separations.

Section 1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firms	2.3(b)
Accounts Receivable	5.23
Agreement	Preamble
Allocation	2.4
Balance Sheet	5.7
Balance Sheet Date	5.8
Base Consideration	2.1
Buyer	Preamble
Buyer Indemnified Parties	12.3
Buyer Indemnifying Party	12.4
Buyer Plans	7.3(b)
Claim	12.9
Claim Notice	12.9
Closing	3.1
Closing Date	3.1
Closing Payment	2.2(a)
Company	Recitals
Company Intellectual Property	5.12(a)
Company Permits	5.20
Continuation Period	7.3(b)
Continuing Employees	7.3(a)
Controlled Group Liability	5.16(d)
Current Representation	13.13(a)
Designated Business Employee	7.3(a)
Designated Contracts	7.8(b)(i)
Designated Person	13.13(a)
Dispute	2.3(b)
Effective Date	Preamble
Estimated Inventory	2.2(c)
Estimated Net Working Capital	2.2(c)
Excluded Assets	7.11(a)
Final Inventory	2.3(b)
Final Net Working Capital	2.3(b)
Financial Statements	5.7
Hire Date	7.3(a)
Indemnified Party	12.5(b)
Indemnifying Party	12.5(b)
Interests	Recitals
Lease	5.13(d)
Leased Real Property	5.13(d)
Material Contracts	5.11(a)
Objections Statement	2.3(b)
Owned Real Property	5.13(a)
Party	Preamble
Post-Closing Representation	13.13(a)
Post-Closing Statement	2.3(a)
Pre-Closing Statement	2.2(c)
Real Property	5.13(g)
Representatives	7.2(a)
Retained Liabilities	7.11(b)
Review Period	2.3(a)
Revised Allocation	2.4
Seller	Preamble
Seller Indemnified Parties	12.4
Seller Indemnifying Party	12.3
Seller Insurance Policies	5.17
Seller’s Counsel	13.13(a)
Signing Date	Preamble
Tangible Personal Property	5.14
Third Party Claim	12.10(a)
Qualified Benefit Plan	5.16(b)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “this Agreement,” “hereof,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the symbol “$” and references to “Dollars” means U.S. dollars;

(d) references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(f) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) as used in this Agreement, the word “written” and words of similar import refer to printing, typing and other means of reproducing or communicating words (including electronic and storage media) in a visible form;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) the word “or” shall be disjunctive but not necessarily exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time prior to the Effective Date and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o) all references to time mean San Antonio, Texas time; and

(p) the Disclosure Schedules attached hereto will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein and are incorporated herein by reference.

Article II
PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer free and clear of any Liens (other than restrictions on transfer under applicable securities Laws and Liens created by or resulting from the acts of Buyer), and Buyer shall purchase and acquire from Seller, all of the Interests in exchange for base consideration equal to Sixty Three Million Dollars ($63,000,000) (the “Base Consideration”), as adjusted for Net Working Capital and Inventory pursuant to this Article II.

Section 2.2 Calculation and Payment of Closing Payment.

(a) The term “Closing Payment” means an amount equal to: (i) the Base Consideration, plus (ii) the Estimated Net Working Capital, plus (iii) the Estimated Inventory. Additionally, the Closing Payment will be reduced by the Transaction Fee Reimbursement if the Seller elects to pay same at Closing, (which election shall be delivered by Seller to Buyer in writing).

(b) Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to the Closing Payment at the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by Seller and delivered to Buyer not later than two (2) days prior to the Closing Date.

(c) Prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificated statement executed by an officer of Seller (the “Pre-Closing Statement”) setting forth Seller’s good faith estimates of (i) the Net Working Capital as of the Effective Date, (such estimated amount being the “Estimated Net Working Capital”) and (ii) the aggregate value of the Inventory as of the Effective Date (such estimated amount being the “Estimated Inventory”), in each case, together with supporting documentation for each such estimate. Volumes and quantities of Inventory for purposes of calculating the Estimated Inventory for inclusion in the Pre-Closing Statement, shall be based on the best estimates of Seller of such volumes and quantities as of the Effective Date and valued in accordance with the valuation methodologies and procedures set forth in Schedule 2.2, but without any requirement of conducting a physical inventory or measurement.

Section 2.3 Purchase Price Adjustment.

(a) Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a certificated statement executed by an officer of Seller (the “Post-Closing Statement”) setting forth Seller’s determination, of the actual Net Working Capital and the actual value of Inventory, each as of the Effective Date, together with reasonable supporting documentation for such calculations. Following delivery of the Post-Closing Statement, Seller shall promptly provide Buyer with any additional information reasonably requested by Buyer supporting the calculations contained in the Post-Closing Statement. After receipt of the Post-Closing Statement, Buyer shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Seller shall give Buyer and its representatives access to the personnel of, and work papers prepared by, Seller and Seller’s representatives to the extent that they relate to the Post-Closing Statement and to such historical financial information relating to the Post-Closing Statement as Buyer may reasonably request for the purpose of reviewing the Post-Closing Statement and preparing an Objections Statement (as defined below), provided, however, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Seller.

(b) On or prior to the last day of the Review Period, Buyer shall deliver to Seller a written statement either accepting the Post-Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If Buyer does not deliver an Objections Statement on or prior to the last day of the Review Period, then the Post-Closing Statement shall become final and binding upon all Parties. If Buyer delivers an Objections Statement on or prior to the last day of the Review Period, then the Parties shall negotiate in good faith for fifteen (15) days following Seller’s receipt of such Objections Statement to resolve Buyer’s objections. Any such objection that the Parties are unable to resolve during such fifteen (15)-day period is referred to as a “Dispute.” After such fifteen (15)-day period, any matter set forth in the Post-Closing Statement that is not in dispute shall become final and binding upon all Parties. If the Parties are unable to resolve all objections during such fifteen (15)-day period, then any Disputes, and only such Disputes, at the request of Buyer or Seller, shall be submitted to (i) Alvarez and Marsal (for purposes of determining accounting and valuation Disputes) or, if Alvarez and Marsal is not available for such assignment, another nationally recognized accounting firm upon which Buyer and Seller shall reasonably agree and (ii) Intertek Group plc (for purposes of determining volumes and quality of Inventory Disputes) or, if Intertek Group plc is not available for such assignment, another nationally recognized inspecting firm upon which Buyer and Seller shall reasonably agree (the “Accounting Firms”). The Accounting Firms shall be instructed to resolve any Disputes in accordance with the terms of this Agreement within thirty (30) days after its engagement (or such other time as the Parties shall agree in writing). The resolution of such Disputes by the Accounting Firms (i) shall be set forth in writing, (ii) may not assign a value greater than the greatest value or smaller than the smallest value for each Dispute claimed by either Seller or Buyer, (iii) shall constitute an arbitral award, and (iv) except for manifest error or fraud, shall be conclusive and binding upon all the Parties upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced. Upon delivery of such resolution, the Post-Closing Statement, as modified in accordance with such resolution and any other mutual resolutions of the Parties, shall become final and binding upon all Parties. The Net Working Capital and the aggregate value of the Inventory set forth on the Post-Closing Statement as determined in accordance with this Section 2.3 shall constitute, respectively, the “Final Net Working Capital” and “Final Inventory,” as applicable.

(c) The fees, costs and expenses of the Accounting Firms shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage of the contested amount submitted to the Accounting Firms that is ultimately awarded to each Party such that each Party bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the other Party. For example, if Seller claims an amount is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and the Accounting Firms ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the Accounting Firms’ costs and expenses shall be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(d) If the Post-Closing Adjustment Amount is positive, then Buyer shall, within five (5) Business Days following the finalization of the Post-Closing Statement in accordance with Section 2.3(b), pay, or cause to be paid, to Seller (by wire transfer of immediately available funds to an account or accounts designated by Seller in writing) an amount equal to the Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is negative, then Seller shall, within five (5) Business Days following the determination of the Post-Closing Adjustment Amount, pay, or cause to be paid, to Buyer (by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing) an amount equal to the Post-Closing Adjustment Amount. All payments made pursuant to this Section 2.3(d) shall be treated as adjustments to the purchase price hereunder for all Tax purposes, unless otherwise required by Law. As part of the Post-Closing Adjustment Amount (unless paid at Closing at Buyer’s direction), Seller has agreed to pay to Buyer the Transaction Fee Reimbursement to cover certain of Buyer’s transaction costs.

Section 2.4 Tax Allocation. Buyer and Seller agree to use commercially reasonable efforts to agree to an allocation of the purchase price, as determined for U.S. federal income Tax purposes, among the assets of the Company in accordance with this Section 2.4 and Section 1060 of the Code and the Treasury Regulations thereunder. To facilitate such agreement, as soon as reasonably practicable after the Closing Date (but in no event later than one hundred and twenty (120) days after the Closing Date), Buyer shall prepare and deliver to Seller a schedule allocating such purchase price. Within thirty (30) days after the receipt of such proposed allocation, Seller shall provide written notice to Buyer of any proposed changes to such allocation or otherwise shall be deemed to have agreed with such allocation. If Seller proposes changes to Buyer’s proposed allocation, Buyer and Seller shall negotiate in good faith to resolve any such proposed changes. If Buyer and Seller reach an agreement with respect to an allocation then such allocation shall become the final allocation (the “Allocation”) and, in the event there is an adjustment to such purchase price after the Allocation has been determined, the Allocation will be revised in accordance with the methodology set forth in this Section 2.4 to reflect such adjustment (the “Revised Allocation”). If Buyer and Seller are unable to reach an agreement on the Allocation or a Revised Allocation, then each Party shall be entitled to report the transaction in the manner determined by such Party in its sole discretion. The Allocation or Revised Allocation, as applicable, will be final, binding and conclusive on Buyer and Seller. Buyer and Seller agree to file all Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation or Revised Allocation, as applicable, and neither Buyer nor Seller will take any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a final “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation or Revised Allocation, as applicable, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation or Revised Allocation, as applicable. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation or Revised Allocation, as applicable.

Section 2.5 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller or any other Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any similar provision of state, local or foreign Law. Any amounts so deducted and withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
THE CLOSING

Section 3.1 Closing; Closing Date; Effective Time. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, or such other place as the Parties may agree, at 1:00 P.M. local time, on November 10, 2019 (the “Closing Date”). The transactions contemplated by this Agreement shall be effective at 12:01 A.M. local time on the Effective Date.

Section 3.2 Transactions to Be Effected at Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Seller shall pay fifty percent (50%) of the R&W Premium to the insurer under the R&W Insurance Policy and deliver to Buyer:

(i) the Membership Interest Assignment Agreement, executed by Seller;

(ii) a certificate, dated the Closing Date, signed by an officer of Seller certifying as to incumbency matters and certifying and attaching resolutions of the sole member of the Company approving the Transactions;

(iii) a certificate, in compliance with Treasury Regulations Section 1.1445-2(b), certifying that Seller, or if Seller is a disregarded entity for U.S. federal income Tax purposes, Seller’s regarded owner, is not a foreign person;

(iv) executed resignation letters, effective as of the Closing, of each member of the Board of Directors and officer of the Company;

(v) evidence reasonably satisfactory to Buyer reflecting that the Interests and the assets of the Company are free and clear of all Liens arising under the Indentures;

(vi) such conveyances and assignment agreements, duly executed by Seller and the Company, as may be reasonably required to cause all right, title and interest in and to the Excluded Assets (and any Liabilities associated therewith) to be transferred to Seller or its designee;

(vii) a mutual Waiver and Release, executed by the Company and each director and officer of the Company;

(viii) an Assignment of Contracts in substantially the form attached as Exhibit G, executed by Seller or its Affiliates, as applicable;

(ix) evidence reasonably satisfactory to Buyer that all consents listed on Schedule 4.4, Schedule 5.3(a), and Schedule 5.3(b) have been obtained and are in full force and effect;

(x) the Environmental Responsibilities Addendum, executed by Seller;

(xi) the Side Letter Agreement and the Backstop Agreement, each executed by Seller; and

(xii) other documents, instruments or agreements contemplated hereby or reasonably requested by Buyer necessary to consummate the Transactions.

(b) Buyer shall:

(i) pay to Seller, by wire transfer of immediately available funds to a bank account or accounts designated in writing by Seller, an amount equal to the Closing Payment;

(ii) deliver to Seller a certificate, dated the Closing Date, executed by an officer of Buyer certifying as to incumbency matters and certifying and attaching resolutions of the Manager of Buyer approving the Transactions;

(iii) deliver to Seller a copy of the Settlement Agreement executed by the parties thereto other than the Company and CSPP;

(iv) pay fifty percent (50%) of the R&W premium to the insurer under the R&W Insurance Policy;

(v) deliver to Seller the Membership Interest Assignment Agreement, executed by Buyer;

(vi) deliver to Seller the Environmental Responsibilities Addendum, executed by Buyer;

(vii) deliver to Seller the Side Letter Agreement and the Backstop Agreement, each executed by the parties thereto other than Seller; and

(viii) deliver to Seller other documents, instruments or agreements contemplated hereby or reasonably requested by Seller necessary to consummate the Transactions.

Section 3.3 Transactions to Be Effected at Signing Date. At the Signing Date, Buyer shall deliver to Seller the Guaranty.

Section 3.4 Section 3.4 Effective Time. Buyer acknowledges that the date of the Closing is November 10, 2019, but that Buyer and Seller have agreed that the Transactions will be effective for all purposes as of the Effective Time and that the economic effect of the occurrence of the Closing Date shall be as though Buyer acquired the Company on the Closing Date, subject to the express terms of the Transaction Documents, all revenue, income, losses, and expenses accruing following the Effective Time shall be for the account of Buyer. Additionally, Buyer has agreed to the indemnity set forth in Section 7.9(c)(ii) of the Transition Services Agreement regarding the period between the Effective Date and the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (or such other date as is specified below), as follows:

Section 4.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Due Authorization. Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is, or will be as of the Closing, a party and to consummate the Transactions. The execution and delivery by Seller of each Transaction Document to which it is, or will be as of the Closing, a party and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors of Seller, and no other proceeding, consent or authorization on the part of Seller or its controlling Affiliates is necessary to authorize any Transaction Document to which Seller is, or will be as of the Closing, a party. Each Transaction Document to which Seller is, or will be as of the Closing, a party has been or will be duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes, or will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. Except as set forth on Schedule 4.3, the execution and delivery by Seller of this Agreement and each other Transaction Document to which Seller is, or will be as of the Closing, a party, and the consummation of the Transactions by Seller do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or default under any Material Contract to which Seller is a party or by which any of Seller’s assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate or conflict with any applicable Law, Permit or Order binding upon or applicable to Seller;

(c) breach, violate or conflict with the Organizational Documents of Seller; or

(d) result in the creation or imposition of, or afford any Person the right to obtain, any Lien on the Interests;

except, in the case of clauses (a) and (b), any such breach, violation, conflict or default that would not reasonably be expected to have a Material Adverse Effect on the ability of Seller to enter into this Agreement or consummate the Transactions.

Section 4.4 No Authorization or Consents Required. No notice to, consent, approval, order or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by Seller with respect to Seller’s execution or delivery of any Transaction Document to which Seller, is or will be a party or the consummation of the Transactions, except as set forth in Schedule 4.4.

Section 4.5 Litigation; Orders. There are no Actions pending or, to the Knowledge of Seller, threatened in writing before or by any Governmental Authority against Seller or to which any assets of Seller are subject that (a) challenge the validity or enforceability of Seller’s obligations under any Transaction Document or (b) seek to prevent or delay (or reasonably may be expected to seek, prevent or delay), or otherwise would reasonably be expected to have a material adverse effect on the ability of Seller to enter into this Agreement or consummate the Transactions. Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Seller to consummate the Transactions.

Section 4.6 Title to Interests. Seller is the sole record and beneficial owner of the Interests. Seller has good and valid title to the Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws). Other than Buyer’s rights as contemplated by this Agreement and the other Transaction Documents, the Interests are not subject to any right of first offer, right of first refusal, option, warrant, purchase right, arrangement, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls, commitments, restriction or any other Contract restricting or otherwise relating to disposition, voting or distributions.

Section 4.7 Brokers. Except as set forth on Schedule 4.7, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or other similar payments in connection with the Transactions based on any Contract made by or on behalf of Seller, the Company or any of their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, (i) on and as of the Effective Date (or such earlier date as is specified below), and (ii) on and as of the Closing Date (or such earlier date as is specified below provided that references to the Effective Date shall be deemed to be references to the Closing Date), Seller represents and warrants to Buyer as follows and as set forth in Schedule 5.25:

Section 5.1 Company Organization.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own, operate or lease its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed and qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed and qualified, except where the failure to be so licensed and qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, as amended to the Effective Date.

Section 5.2 No Conflict. Except as set forth on Schedule 5.2, the execution and delivery by Seller of each Transaction Document to which Seller is, or will be as of the Closing, a party, and the consummation of the Transactions by Seller do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or default under any Material Contract to which the Company is a party or by which the Company’s assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate or conflict with any applicable Law, Permit or Order binding upon or applicable to the Company;

(c) breach, violate or conflict with the Organizational Documents of the Company; or

(d) result in the creation or imposition of, or afford any Person the right to obtain, any Lien, other than a Permitted Lien, on any material asset of the Company;

except, in the case of clauses (a) and (b), any such breach, violation, conflict, default or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Business.

Section 5.3 No Authorization or Consents Required.

(a) No notice to, consent, approval, order or authorization of or designation, declaration or filing with any Governmental Authority is required by the Company with respect to the Company’s execution or delivery of any Transaction Document to which the Company, is or will be a party or the consummation of the Transactions, except as set forth in Schedule 5.3(a).

(b) Except as set forth in Schedule 5.3(b), no material notice to, consent, approval, order or authorization of or designation, declaration or filing with any Person (other than a Governmental Authority) is required by the Company with respect to the Company’s execution or delivery of any Transaction Document to which the Company, is or will be a party or the consummation of the Transactions.

Section 5.4 Litigation; Orders. Except as set forth on Schedule 5.4,

(a) there are no Actions pending or, to the Knowledge of Seller, threatened before or by any Governmental Authority or by any other Person against the Company or affecting any of the Company’s assets;

(b) neither the Company nor any of the Company’s assets is subject to any outstanding Order; and

(c) there are no Actions pending or, to the Knowledge of Seller, threatened that was commenced by or against any present or former officer, director, manager or employee of the Company in his or her capacity as such.

Section 5.5 Capitalization. Other than the Interests, there is no other Equity Interest of the Company authorized, issued or reserved for issuance or outstanding. The Interests are duly authorized, validly issued, fully paid (to the extent required by the Organizational Documents of the Company) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act to the extent such concepts are applicable). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Interests. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Equity Interests of any Person on any matter. No Person has any right of first offer, right of first refusal, option, warrant, purchase right, arrangement, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls, commitments or any other restriction in connection with any future offer, sale or issuance of Equity Interests of the Company.

Section 5.6 Subsidiary Interests. The Company has no Subsidiaries, the Company does not own any Equity Interest of any Person, and the Company is not obligated to make any investment in or capital contribution to any Person.

Section 5.7 Financial Statements. Complete copies of the Company’s unaudited, carve out balance sheet dated December 31, 2018, carve out income statements for the twelve (12)-month period ending December 31, 2018, carve out balance sheet dated June 30, 2019 (the “Balance Sheet”) and carve out income statements for the six (6)-month period ending June 30, 2019 (collectively, the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP (except for the absence of complete notes or as indicated in the notes thereto) applied on a consistent basis during the periods involved (except for the absence of complete notes or as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the Balance Sheet Date and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of complete notes).

Section 5.8 No Undisclosed Liabilities. The Company does not have any Liabilities of a nature required by GAAP to be disclosed, reflected or reserved for in a balance sheet of the Company or in the notes thereto other than (a) Liabilities disclosed, reflected or reserved for in the Balance Sheet or in the notes thereto, (b) Liabilities incurred in the Ordinary Course of Business, since June 30, 2019 (the “Balance Sheet Date”), (c) RIN liability under the Renewable Fuel Standard covering the period from January 1, 2019 through December 31, 2019, or (d) Liabilities that are not or would not reasonably be expected to be material to the Company or the Business.

Section 5.9 Absence of Certain Developments. Except as set forth on Schedule 5.9, from the Balance Sheet Date to the Effective Date, the Company has, in all material respects, conducted the Business in the Ordinary Course of Business, and there has not been any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) adoption of any plan of merger, consolidation, restructuring, reorganization or complete or partial liquidation or similar transaction involving the Company;

(c) issuing of any indebtedness for borrowed money by the Company;

(d) acquisition or disposition of any material assets (or any contract or arrangement therefor) of the Company other than sales of assets made in the Ordinary Course of Business;

(e) material change in any method of financial accounting or accounting practice by the Company, except for any such change required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f) material loss or destruction to any material property of the Company, whether insured or not which has not been fully repaired or remedied;

(g) change in the senior management or other key personnel of the Company or the terms and conditions of their employment other than routine adjustments made in the Ordinary Course of Business;

(h) material increase in the compensation or benefits of any Business Employee other than (i) any increase required by applicable Law or the terms of an existing Contract or Benefit Plan; (ii) any salary or wage increases or cash bonus payments in the Ordinary Course of Business; (iii) changes to a Seller Plan that apply to similarly situated employees of Seller or its applicable Subsidiary generally; or (iv) any increase in compensation or benefits payable upon achievement of a particular seniority or promotion to a position having greater operational responsibilities; or

(i) agreement to do any of the foregoing.

Section 5.10 Taxes. Except as set forth in Schedule 5.10,

(a) Any and all Tax Returns required to be filed by, on behalf of or with respect to the Company or its assets have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes of the Company required to be paid by, or on behalf of or with respect to the Company or its assets have been duly and timely paid in full. The aggregate unpaid Taxes of the Company as of the Effective Date will not exceed the Taxes included as Current Liabilities in the final determination of Net Working Capital.

(b) There are no Actions pending or, to the Knowledge of Seller, threatened in writing against the Company concerning any liability of the Company of or with respect to Taxes of or with respect to the Company, and no assessment, deficiency, or adjustment has been asserted or proposed with respect to any Taxes of the Company. No Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company. There is not in force any waiver of any statute of limitations with respect to, or any extension of time for the assessment or payment of, any Tax affecting, in any material respect, or which may be expected to affect, in any material respect, the Company.

(c) No claim has been made and remains outstanding by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by such jurisdiction.

(d) The Company is not a party to or bound by any Tax allocation or tax, sharing agreements or arrangements with any Person.

(e) The Company has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) for the Taxes of any other Person by reason of any operation of Law, as a transferee or successor, by Contract, or otherwise.

(f) At all times since its formation, the Company has been classified for U.S. federal income tax purposes as an entity disregarded as separate from Seller.

(g) The Company has properly (i) collected and remitted all sales, use, value added and similar Taxes with respect to sales or leases made or services provided to its customers, and (ii) received and retained any appropriate Tax exemption certificates and other documentation qualifying any applicable sale, lease or provision of services as exempt.

(h) There are no Liens upon the assets or properties of the Company attributable to Taxes, except for statutory Liens for Taxes that are not yet due and payable.

The representations and warranties set forth in this Section 5.10 constitute the sole and exclusive representations and warranties of Seller with respect to Taxes and Tax matters in connection with the Transactions, and no other provision of this Agreement shall be deemed to address or include such matters.

Section 5.11 Contracts.

(a) Schedule 5.11(a) sets forth a true, correct and complete list of all Material Contracts as of the Effective Date. For purposes of this Agreement, “Material Contracts” means any Contract to which the Company is a party, or by which its assets are bound, and which falls within any of the following categories, except for the Seller Plans:

(i) any Contract relating to indebtedness for borrowed monies of the Company, or pursuant to which the Company has agreed to guarantee any indebtedness for borrowed monies of another Person;

(ii) any Contract under which the Company has advanced or loaned to any Person, other than advancement of business expense items and extension of trade credit in the Ordinary Course of Business;

(iii) any Contract for the purchase, sale or processing of crude oil, feedstocks, raw materials, blendstocks and refined and intermediate petroleum products by or to the Company involving individually or any aggregate payments of more than $2,500,000 annually;

(iv) any lease under which the Company is the lessor or lessee of personal property that provides for an annual base rental of more than $500,000;

(v) any lease under which the Company is lessor or lessee of real property;

(vi) any Contract between or among the Company, on the one hand, and Seller or an Affiliate of Seller (other than the Company), on the other hand;

(vii) any Contract involving the terminalling, transportation or storage of hydrocarbons (including refined products) involving individually or any aggregate payments of more than $1,000,000 annually;

(viii) any Contract constituting a joint venture, partnership or limited liability company Contract (other than the Organizational Documents of the Company);

(ix) any Contract for the sale, transfer or acquisition of any material assets, Equity Interest or businesses of the Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interest or businesses of the Company, in each case under which there are material outstanding obligations of the Company;

(x) any Contract granting to the Company the right to use any Intellectual Property (other than “off-the-shelf” software and those Contracts which Seller reasonably anticipates will involve individual or aggregate payments or consideration of less than $50,000 annually);

(xi) any Contract with any labor union or organization or any collective bargaining agreement or Contract by which Seller or the applicable Affiliate of Seller is bound pertaining to any Business Employees; or

(xii) any Contract not within the category or type reflected in subsection (i) through (xi) above the performance of which requires aggregate payments to or from the Company in excess of $500,000 annually that is not terminable with less than sixty (60) days’ notice and without penalty, or that is otherwise material to the Company or the Business.

(b) Independent Contractor/Employment Agreements. Schedule 5.11(b) includes a list of any Contract with an independent contractor or consultant (or similar arrangements) that is not subject to cancellation without material penalty or without more than sixty (60) days’ notice or any employment Contract.

(c) Except as set forth in Schedule 5.11(c), the Company is not party to any of the following Contracts:

(i) any Contract requiring the purchase of all or substantially all of its requirements of a particular product from a supplier;

(ii) any Contract containing a “most favored nation” or similar clause in favor of the counterparty;

(iii) any Contract granting any right of first refusal, right of first offer or similar right;

(iv) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v) any Contract requiring the Company to shut down or cease operations, either permanently or temporarily;

(vi) any Contract relating to any settlement, stipulation, conciliation or similar agreement, consent order or administrative order under which any obligations including in excess of $250,000 remain to be performed by the Company or any current or former officer, director, manager or executive of the Company;

(vii) any fixed price or fixed volume Contract relating to the purchase or sale of commodities that has a term in excess of thirty (30) days;

(viii) any Contract with another Person which purports to limit or restrict the ability of the Company to enter into or engage or compete in any market, line of business or designated geographic location.

(d) Each Material Contract is a valid, legal and binding obligation of the Company that is a party thereto, is in full force and effect and is enforceable against the Company and, to the Knowledge of Seller and the Company, against the other parties thereto, subject, in each case, to the Enforceability Exceptions.

(e) The Company is not in material breach or material violation of, or material default under, any Material Contract and the Company has not received any written notice of material breach or material violation of, or material default under, any Material Contract. The Company and Seller have made available to Buyer true, correct, and complete copies of each Material Contract.

(f) To the Knowledge of Seller, there has not occurred a material breach or material violation of, or material default by, any other party under any Material Contract.

Section 5.12  Intellectual Property.

(a)  Schedule 5.12(a) sets forth a true and complete list of all patents, patent applications, trademark and service mark registrations and applications for registration, and copyright registrations and applications for registration that are owned by the Company (the “Company Intellectual Property”). Each Contract granting to the Company the right to use any material Intellectual Property is valid and binding on the Company in accordance with its terms and is in full force and effect.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company either owns or has the right to use the Intellectual Property currently used in the operation of the Business, and the Company Intellectual Property remains pending or is valid and in full force and effect and has not expired or been cancelled.

(c)  To the Knowledge of Seller, the conduct of the Business, as currently conducted, does not infringe or otherwise violate any Intellectual Property of any other Person, and there is no Action pending or threatened in writing, alleging any such infringement or violation or challenging the Company’s rights in or to the Company Intellectual Property. To the Knowledge of Seller, no Person is currently infringing or otherwise violating the Company Intellectual Property.

(d)  In the past twelve (12) months, to the Knowledge of Seller, there has been no unauthorized access, use, intrusion, breach of security, material failure, or other adverse event affecting any IT systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of the use of such IT systems or the conduct of the Business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company.

The representations and warranties set forth in this Section 5.12 constitute the sole and exclusive representations and warranties of Seller with respect to Intellectual Property matters in connection with the Transactions, and no other provision of in this Agreement shall be deemed to address or include such matters.

Section 5.13  Real Property Owned and Leased.

(a)  Schedule 5.13(a) sets forth a correct and complete list of all tracts of real property owned in fee by the Company as of the Effective Date (the “Owned Real Property”). Except as set forth on Schedule 5.13(a) and except as would not reasonably be expected to materially impact the conduct of the Business or the use, occupancy or operation of any of the Owned Real Property, (i) no Person other than the Company has any right to use, occupy or lease any of the Owned Real Property, and (ii) the Company has good and valid title to the Owned Real Property free and clear of all Liens, except Permitted Liens.

(b)  There is no pending or, to the Knowledge of Seller, threatened in writing, appropriation, condemnation, expropriation, eminent domain or similar Action materially affecting the Owned Real Property or any part thereof.

(c)  Neither Seller nor the Company is a party to any Contract for the sale, exchange or transfer of all of any portion of the Owned Real Property.

(d)  Schedule 5.13(d) sets forth a correct and complete list of all Contracts (the “Leases”) pursuant to which the Seller leases any tracts of real property as of the Effective Date (the “Leased Real Property”). The Company has good and valid leasehold interests in the Leased Real Property free and clear of all Liens, except for Permitted Liens.

(e)  To the Knowledge of Seller, each of the Leases constitutes the legal, valid, binding and enforceable obligation of the Seller and each other party thereto and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or reorganization.

(f)  To the Knowledge of Seller, each of the Company Easements constitutes the legal, valid, binding and enforceable obligation of the Seller and each other party thereto and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or reorganization.

(g)  The Owned Real Property, Leased Real Property and Company Easements (collectively, the “Real Property”) constitute all of the material real property interests used by the Company in the conduct of the Business in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted. The Company has full right and authority to use and operate all of the improvements currently being used by the Company and located on the Real Property, subject to applicable Law and Permitted Liens.

Section 5.14  Tangible Personal Property. The Company has good and valid title to or a valid lease or right to use all the machinery, equipment, vehicles and other tangible personal property that are, individually or in the aggregate, material to the Business and set forth on Schedule 5.14 (the “Tangible Personal Property”). All Tangible Personal Property, is free and clear of all Liens other than Permitted Liens, and to the Knowledge of Seller is in good working condition, ordinary wear and tear excepted. To the Knowledge of Seller, the Tangible Personal Property includes adequate spare parts, based on the historical and current operation of the Business by the Company, for the conduct of the Business in accordance with prudent industry practice.

Section 5.15  Employees; Labor Matters.

(a)  The Company does not have, and has not in the past three (3) years had, any employees. Schedule 5.15 sets forth a true and complete list containing the (i) name; (ii) job title; (iii) job location; (iv) base salary or wage rate; (v) exempt or non-exempt status under the Fair Labor Standards Act; and (vi) date of hire for each Business Employee employed as of the Signing Date in each case as reflected in the records of the Company. The Company is not a party to a Contract with a staffing services agency or similar provider of contract labor to the Company. Wage and salary information regarding all Business Employees listed on Schedule 5.15 has been separately provided to Buyer and such information is true and accurate.

(b)  Employer Company, with respect to the Business Employees and any former employee who would be a Business Employee if currently employed, and the Company are, and have for the last three (3) years been, in compliance in all material respects with all applicable Labor Laws. There are no material Actions pending, or to the Knowledge of Seller, threatened in writing, in connection with or related to the employment of any current or former employee, applicant or independent contractor of the Company or Employer Company, including the Business Employees.

(c)  No Business Employee is, nor in the past three (3) years has been, employed by Seller or an Affiliate of Seller pursuant to the terms of a collective bargaining agreement with any labor union. Neither the Employer Company nor the Company has any obligation to bargain with any union with respect to the Business Employees.

(d)  There is no pending or, to the Knowledge of Seller, threatened in writing, demand for recognition or certification or attempt to organize the Business Employees by any labor organization. There is no pending or, to the Knowledge of Seller, threatened in writing, labor strike, walk-out, work stoppage, slowdown or lockout with respect to the Business Employees.

(e)  There has been no action by Employer Company with respect to Business Employees and any former employee who would be a Business Employee if currently employed or the Company, during the ninety (90)-day period preceding the Effective Date, that triggered notice or other obligations under the WARN Act.

The representations and warranties set forth in this Section 5.15 constitute the sole and exclusive representations and warranties of Seller with respect to labor and employment matters in connection with the Transactions, and no other provision of this Agreement shall be deemed to address or include such matters.

Section 5.16  Employee Benefit Plans.

(a)  Schedule 5.16(a) sets forth a true and complete list of each Seller Plan.

(b)  With respect to each Seller Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Seller Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Seller Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Seller Plan; and (iv) in the case of any such Seller Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion or advisory letter from the IRS.

(c)  Each Seller Plan has, in all material respects, been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Qualified Benefit Plan is so qualified and has received a favorable and current determination, advisory or opinion letter from the IRS, and nothing has occurred that could reasonably be expected to result in the revocation of such letter.

(d)  There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Company or any ERISA Affiliate of the Company that would be, or could become, a liability of Buyer or any of its Affiliates (including the Company) following the Effective Date. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

(e)  The Company does not sponsor, maintain or contribute to, have an obligation to contribute to, or have any liability (actual or contingent) with respect to, and has not during the six years prior to the Effective Date, sponsored, maintained or contributed to, had an obligation to contribute to, or had any liability with respect to any Benefit Plan.

(f)  Each Seller Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and is in documentary compliance with, and has been operated in compliance with, the requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any Business Employee for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)  Except as set forth on Schedule 5.16(g), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any Business Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any Business Employee or trigger any other obligation, or (iii) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

The representations and warranties set forth in this Section 5.16 constitute the sole and exclusive representations and warranties of the Company with respect to employee benefits matters in connection with the Transactions, and no other provision of this Agreement shall be deemed to address or include such matters.

Section 5.17  Insurance. Schedule 5.17 sets forth a true, correct and complete list, as of the Effective Date, of all material insurance policies (specifying the insurer, amount of and nature of coverage, risk insured against, deductible amount (if any) and date through which coverage shall continue by virtue of premiums already paid) maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (the “Seller Insurance Policies”). Seller has not received any written notice of cancellation or non-renewal of any Seller Insurance Policies nor, to the Knowledge of Seller, has the termination of any Seller Insurance Policies been threatened in writing. There is no material Action pending or, to the Knowledge of Seller, threatened under any of the Seller Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.18  Compliance with Laws. The Company is in compliance, in all material respects, with all Laws, Permits and Orders to which the Company is subject.

Section 5.19  Company Environmental Matters. Except as set forth on Schedule 5.19:

(a)  The Company and the Refinery are and since October 1, 2014 have been in compliance, in all material respects, with all applicable Environmental Laws, other than with respect to non-compliance matters that have been cured, resolved or remediated.

(b)  The Company has obtained and is and has since October 1, 2014 been in compliance, in all material respects, with all Environmental Permits necessary for its operations, facilities and businesses as currently conducted or owned, other than with respect to non-compliance matters that have been cured, resolved or remediated. All such Environmental Permits are in full force and effect and all necessary applications for renewal or modification of Environmental Permits have been timely filed, and, to the Knowledge of Seller, no investigation or proceeding is pending or threatened, to modify, revoke, or limit any Environmental Permit.

(c)  There are no outstanding consent decrees, administrative or judicial orders, judgments, or settlement agreements imposing any material obligations or liabilities on the Company pursuant to Environmental Law.

(d)  The Company has not assumed or undertaken any remediation or cleanup obligation, liability or any other responsibility of another Person under Environmental Law.

(e)  No Release of any Hazardous Material by the Company has occurred at any of the Owned Real Property in violation of Environmental Law or for which there is any obligation of the Company under Environmental Law or otherwise to perform any investigation or remedial action, the subject of which remains unresolved.

(f)  To the Knowledge of Seller, neither Seller nor the Company has disposed of, transported or arranged for the disposal or transportation of Hazardous Materials at or to a site, or owned, leased or operated a site, that, pursuant to CERCLA or any similar or analogous state law, has been placed or is proposed to be placed by the EPA or similar state authority on the National Priorities List or similar state list, as in effect as of the Effective Date.

(g)  Seller has received from the EPA exemptions as a small refinery pursuant to section 211(o)(9)(B) of the Clean Air Act and 40 CFR 80.1441 in the calendar years ending December 31, 2014, 2015, 2016, 2017 and 2018.

The representations and warranties set forth in this Section 5.19 constitute the sole and exclusive representations and warranties of Seller with respect to Environmental Law, Environmental Permits, Hazardous Materials and other environmental-related matters in connection with the Transactions, and no other provision of this Agreement shall be deemed to be a representation or warranty with respect to such matters.

Section 5.20  Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as set forth on Schedule 5.20, (a) the Company possesses all of the material Permits (other than Environmental Permits which are addressed in Section 5.19) necessary to permit the Company to own, operate, use and maintain its assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business (the “Company Permits”); (b) each Company Permit is valid and in full force and effect; and (c) there are no Actions pending or, to the Knowledge of Seller, threatened in writing, that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Company Permit.

Section 5.21  Bank Accounts. Schedule 5.21 identifies all bank and brokerage accounts of the Company and lists the respective signatories therefor.

Section 5.22  Inventory. Except as set forth on Schedule 5.22, all Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business. All Inventory is owned by the Company free and clear of all Liens other than Permitted Liens.

Section 5.23  Accounts Receivable. Schedule 5.23 sets forth a true, correct and complete list of the accounts and notes receivable of the Company as of the month-end immediately preceding the Closing Date (the “Accounts Receivable”), including the aging thereof as of such date.

Section 5.24  Indebtedness. All indebtedness of the Company for borrowed money as of the month-end immediately preceding the Effective Date is described in Schedule 5.24.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller as of the Effective Date and as of the Closing Date (or such other date as is specified below), as follows:

Section 6.1  Corporate Organization. Buyer is a limited liability company agreement duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2  Due Authorization. Buyer has all requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is, or will be as of the Closing, a party, and to consummate the Transactions. The execution and delivery by Buyer of each Transaction Document to which it is, or will be as of the Closing, a party, and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors of Buyer, and no other proceeding, consent or authorization on the part of Buyer or its controlling Affiliates is necessary to authorize any Transaction Document to which Buyer is, or will be as of the Closing, a party. Each Transaction Document to which Buyer is, or will be as of the Closing, a party, has been or will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes, or will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3  No Conflict. Except as set forth on Schedule 6.3, the execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is, or will be, as of the Closing, a party, and the consummation of the Transactions by Buyer do not and will not:

(a)  breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under any Contract to which Buyer is a party or by which any of Buyer’s assets are bound;

(b)  assuming compliance with the matters addressed in Section 6.4, breach, violate or conflict with any applicable Law, Permit or Order binding upon or applicable to Buyer; or

(c)  breach, violate or conflict with the Organizational Documents of Buyer;

except, in the case of clauses (a) and (b), any such breach, violation, conflict or default that has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.4  No Authorization or Consents Required. No notice to, consent, approval, order or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by Buyer with respect to Buyer’s execution or delivery of any Transaction Document to which Buyer, is or will be a party or the consummation of the Transactions.

Section 6.5  Litigation; Orders. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing before or by any Governmental Authority against Buyer or to which any assets of Buyer are subject that (a) challenge the validity or enforceability of Buyer’s obligations under any Transaction Document or (b) seek to prevent or delay, or otherwise would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the Transactions. Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Buyer to consummate the Transactions.

Section 6.6  Brokers. There are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or other similar payments in connection with the Transactions based on any Contract made by or on behalf of Buyer or any of its Affiliates.

Section 6.7  Foreign Person. Buyer is not a “foreign person” and the Transactions are not a “covered transaction” as such terms are defined in the Defense Production Act of 1950, 50 U.S.C. app. § 2710, as amended, and the regulations promulgated thereunder, 31 C.F.R. Part 800 and 31 C.F.R. §§ 800.207 (covered transaction) and 800.216 (foreign person).

Section 6.8  Investment Purpose. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws. Buyer acknowledges that the Interests are not registered under the Securities Act or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 6.9  No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of assets and businesses similar to the Business as contemplated hereunder. Buyer has undertaken an independent investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly set forth in Article V, Seller makes no representation or warranty with respect to the Company, the properties and assets of the Company or the Business.

Article VII
COVENANTS

Section 7.1  Conduct of Business of the Company. Except with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or as contemplated by the other terms of this Agreement or required by applicable Law, from the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XI,  Seller shall cause the Company to conduct its business and operations in the Ordinary Course of Business and  except as set forth in Schedule 7.1, Seller shall cause the Company not to (whether directly or indirectly):

(i)  amend its Organizational Documents;

(ii)  split, combine or reclassify its Equity Interests;

(iii)  redeem, repurchase or otherwise acquire its Equity Interests;

(iv)  issue, sell or dispose of any of its Equity Interests (whether by merger, consolidation or otherwise);

(v)  acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than acquisitions of assets and properties in the ordinary course of business;

(vi)  sell, lease or otherwise transfer, or create or incur any Lien, other than Permitted Liens, on, any of its material assets, properties or interests other than in the ordinary course of business;

(vii)  make any loans, advances or capital contributions to, or investments in, any Person;

(viii)  create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money, other than (A) the incurrence of trade debt incurred in the ordinary course of business consistent with past practice and (B) indebtedness for borrowed money that will be settled at or prior to Closing;

(ix)  enter into, amend or modify in any material respect or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits thereunder except in the ordinary course of business;

(x)  change any methods of financial accounting, except as required by GAAP or applicable Law;

(xi)  acquire any fee or leasehold interest in any tract of real property;

(xii)  establish, adopt or incur any Liability with respect to, any Benefit Plan;

(xiii)  (x) enter into any independent contractor or consulting agreements that are not terminable at-will without penalty, except in the Ordinary Course of Business, consistent with past practice, or (y) hire any employees; or

(xiv)  agree, commit or offer to do any of the foregoing.

Notwithstanding the foregoing and without requiring the consent of Buyer, each of Seller and the Company may, in its reasonable discretion, engage in and undertake any and all activities necessary to prevent or minimize injury to Persons or damage to the property or assets of the Company (and its agents and representatives) in the case of an emergency and/or to address, prevent or minimize a health, environmental or safety concern involving the properties or assets of the Company or the Business.

Section 7.2  Public Announcements; Confidentiality.

(a)  Any report, statement or press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Seller and Buyer prior to such report, statement or press release being issued or publicized by either Party, their respective Affiliates, directors, officers, managers, employees, accountants, advisors (including financial advisors and brokers), attorneys, consultants or other agents (collectively “Representatives”); provided, however, that nothing herein will prohibit any Party from issuing or causing the publication of any such press release or public announcement to the extent that such disclosure is, based on the advice of legal counsel, required by Law or Order, in which case the Party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance or publication. From and after the Closing, the Parties and their respective Affiliates agree to keep the terms and existence of this Agreement confidential, except to the extent permitted under this Section 7.2, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that, the Parties and their respective partners, members and stockholders may disclose such terms to their respective partners, members, stockholders, investors and Representatives as necessary in connection with the ordinary conduct of their respective businesses.

(b)  Upon the Closing, the Parties agree that the NDA shall hereby be automatically terminated and shall be of no further force or effect. For the three (3)-year period following the Closing, Seller shall hold, and shall use its commercial reasonable efforts to cause its Representatives to hold, in confidence and not to disclose to any other party, and not to use for any purpose other than as expressly required by Law, Order or by this Agreement or in connection with enforcement of its rights under this Agreement, any and all confidential and proprietary information, whether written or oral, concerning the Company, the Refinery or the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of any of Seller or any of its Representatives or (ii) is lawfully acquired by Seller or any of its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Representatives are required to disclose any information subject to this Section 7.2(b) by Law or Order, Seller shall promptly notify Buyer in writing, and Seller shall disclose only that portion of such information which Seller is advised by its legal counsel in writing is legally required to be disclosed, provided that Seller shall use its commercial best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.3  Employee Benefits Matters.

(a)  Except with Buyer’s prior written consent (which will not be unreasonably withheld or delayed) or required by contract or applicable Law, from the Effective Date until the earlier of the Hire Date (defined below) or the termination of this Agreement in accordance with Article XI, Seller shall cause Employer Company not to (whether directly or indirectly): (i) increase salaries, compensation or benefits payable to the Business Employees, (ii) move the primary work location of any Business Employee, or (iii) otherwise materially change the terms and conditions of employment of any Business Employee. Prior to the Hire Date (defined below, Seller shall, and shall cause Employer Company to, (i) permit Buyer or Buyer Employer to interview the Business Employees at reasonable times and (ii) not interfere with any negotiations by the Buyer or Buyer Employer to employ any Business Employee or discourage any Business Employee from accepting employment with the Buyer or Buyer Employer. Buyer shall offer, or cause Buyer Employer to offer, employment to all Business Employees on or before November 15, 2019, and shall provide for employment commencing on November 30, 2019 (such commencement date the “Hire Date”). Those Business Employees who receive an offer of employment from Buyer or Buyer Employer are referred to herein as the “Designated Business Employees”. Each such offer of employment may be contingent upon (i) the Closing and (ii) the Designated Business Employee successfully passing Buyer Employer’s standard pre-employment screening. Further, each such offer of employment shall provide for an initial geographic work location that is within fifty-five (55) miles of the Designated Business Employee’s primary work location with Employer Company immediately prior to the Closing Date, and be made on terms and conditions sufficient to meet the requirements of Section 7.3(b) hereof. Buyer Employer shall give each Designated Business Employee no less than three (3) days in which to accept or reject the employment offer received pursuant to this Section 7.3(a). Buyer shall provide Seller a list not more than three (3) Business Days following the date by which such employees are required to accept such employment offer, which contains as of that date the names of the Designated Business Employees who have accepted such employment offer. Any Designated Business Employee who accepts such employment offer and becomes an employee of Buyer Employer as of immediately after the Hire Date will be considered a “Continuing Employee” for purposes of this Agreement. Effective as of immediately prior to the Hire Date, (i) the employment of the Continuing Employees with Employer Company shall terminate and (ii) Seller shall, or shall cause Employer Company to, waive any restrictive covenants or other obligations to which any Continuing Employee may be subject that would interfere with Continuing Employee’s employment with Buyer Employer. Buyer shall indemnify and hold harmless Seller and Employer Company from any Liabilities which Seller or Employer Company may incur arising out of, resulting from or in connection with the terms of and process by which Buyer Employer makes offers of employment to Designated Business Employees.

(b)  Commencing on the Hire Date and continuing through the date that is twelve (12) months following the Closing Date (the “Continuation Period”), during such portion of the Continuation Period that the Continuing Employee remains continuously employed with Buyer Employer, Buyer Employer shall provide or cause to be provided to each Continuing Employee a base salary or wage rate, as applicable, at least equal to that provided to such Continuing Employee at the Closing Date. During such portion of the Continuation Period beginning on the later of January 1, 2020 or the Hire Date (such later date, the “Benefit Commencement Date”) that the Continuing Employee remains continuously employed with Buyer Employer, Buyer Employer shall provide or cause to be provided to each Continuing Employee, employee benefits (other than equity-based and bonus compensation) that are substantially comparable, in the aggregate, to those then in effect for such Continuing Employees immediately prior to the Closing Date. Prior to the Benefit Commencement Date, Continuing Employees shall not be eligible to participate in Buyer Plans except as otherwise determined by Buyer Employer. For purposes of each Benefit Plan of Buyer Employer and its Affiliates (including the Company) (“Buyer Plans”) providing medical, dental, prescription drug, and/or vision benefits to any Continuing Employee, Buyer Employer shall use commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Seller Plan immediately prior to the Closing Date. Further, Buyer shall use commercially reasonable efforts to try to ensure that a Buyer Plan that is a defined contribution Benefit Plan qualified under Section 401(a) of the Code and in which Continuing Employees are eligible to participate (“Buyer 401(k) Plan”) shall allow, starting as of the Benefit Commencement Date and to the extent permitted by applicable Law, each Continuing Employee to make a direct rollover (as described in Section 401(a)(31)(A) of the Code) in cash of such Continuing Employee’s vested account balance (including promissory notes representing outstanding, undefaulted loans) in the Seller Plan that is a defined contribution Benefit Plan qualified under Section 401(a) of the Code (“Seller 401(k) Plan”) to the Buyer 401(k) Plan. Buyer and Seller shall cooperate to ensure that the third party administrator of the Seller 401(k) Plan and the third party administrator of the Buyer 401(k) Plan exchange all necessary information and to effectuate each such direct rollover.

(c)  Effective as of the Hire Date, Continuing Employees and their applicable dependents shall cease to accrue benefits under any Seller Plans, except as provided by the terms of such plans or applicable law. Notwithstanding the foregoing, Continuing Employees and their eligible dependents remain eligible to the extent permitted by applicable Law to elect and receive health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations and other guidance promulgated thereunder (“COBRA”) under the applicable Seller Plans that provide health care benefits. With respect to the period, if any, beginning on the Hire Date and ending on the Benefit Commencement Date (or such earlier date as the applicable Continuing Employee’s employment with Buyer Employer ends), if a Continuing Employee timely elects to continue health care coverage under the applicable Seller Plans pursuant to COBRA, Buyer agrees to (i) pay Benefits Solver (the administrator of Seller’s health benefits program) the cost of COBRA premiums for the Continuing Employees and their eligible dependents from the Hire Date through December 31, 2019; and (ii) defend, indemnify and hold Seller and its Affiliates harmless from any and all costs incurred by them arising from any claim made by the Continuing Employees and their eligible dependents through COBRA to the extent that the claim made is for services rendered on or after the Hire Date. Buyer Employer may collect premiums for such COBRA continuation coverage from the Continuing Employees; provided, the monthly amount to be collected from a Continuing Employee shall not exceed the monthly amount of premiums paid by that Continuing Employee for health benefits prior to the Hire Date.

(d)  Seller or its Affiliate shall pay to each Continuing Employee, in his or her final paycheck from Seller or its Affiliate, such employee’s vacation or any other paid time off accrued or accumulated and unused through the employee’s last day of employment with Seller or its Affiliate. Effective on the Hire Date, Buyer Employer shall recognize such Continuing Employees’ years of service with Seller and its Affiliates prior to the Hire Date as service for Buyer Employer under the vacation policy and any other paid time off policy or program of Buyer Employer or its applicable Affiliate, including for determinations of vacation or any other paid time off for which employee is eligible to accrue.

(e)  Seller or its Affiliate shall make a cash payment to each Continuing Employee equal to the prorated portion of any qualifying Continuing Employee’s annual bonus amount for 2019. Annual bonuses are customarily made in the discretion of Seller. Such payment shall be paid at the discretion of Seller on the same basis, as applicable, to similarly situated other employees of Seller and its Affiliates, with payment made no later than the date on which Seller or its Affiliate pays annual bonuses for 2019 to similarly situated other employees of Seller and its Affiliates.

(f)  Schedule 7.3(f) reflects the agreement of the Buyer and Seller respecting certain payments to Business Employees.

(g)  Following the Hire Date, Seller shall, and as applicable, shall cause Employer Company to, cooperate with Buyer, in accordance with applicable Law, to provide any OSHA or other records related to the Continuing Employees that Buyer Employer is obligated to maintain.

(h)  The provisions of this Section 7.3 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company, Buyer or any of its Subsidiaries or any representatives thereof), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.3) under or by reason of any provision of this Agreement. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment by the Company or otherwise. Nothing herein, other than as expressly provided in this Section 7.3, shall preclude the ability of Buyer or Buyer Employer to terminate any Continuing Employee with or without cause and with or without notice, require Buyer or Buyer Employer to continue any employee compensation or benefits plans or arrangements or prevent the amendment, modification or termination thereof after the Hire Date or amend any Seller Plan, Buyer Plan, or other employee benefit plans or arrangements.

Section 7.4  WARN Act. During the ninety (90)-day period immediately preceding, and including, the Closing Date, neither Seller nor its Affiliates took, nor shall they take, any action with respect to the Business Employees that would create any Liability for Buyer or Buyer Employer under the WARN Act. During the ninety (90)-day period immediately following the Closing Date, Buyer shall not, and shall cause Buyer Employer not to, take any action with respect to the Continuing Employees that would create any Liability for Seller or Employer Company under the WARN Act. Seller shall have no obligation to provide any notice or notification under the WARN Act in respect of, or as a result of, any actions taken by Buyer or Buyer Employer with respect to the Continuing Employees after the Closing Date. Seller shall and shall cause Employer Company to cooperate with Buyer to provide information that may be reasonably necessary for Buyer or Buyer Employer to comply with their post-Closing obligations (if any), with respect to the Continuing Employees, under the WARN Act.

Section 7.5  Insurance Matters.

(a)  Buyer acknowledges and agrees that, from and after the Closing Date (i) Seller or its Affiliates may terminate coverage with respect to the properties and assets of the Company and the Business under the Seller Insurance Policies; (ii) neither the properties and assets of the Company nor the Business will be covered under Seller Insurance Policies following the Closing Date; and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post-Closing issuance coverage for the properties and assets of the Company and the Business.

(b)  Seller and its Affiliates shall be entitled to receive and retain any and all amounts which are to be paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the Business prior to the Closing Date to the extent relating to a Claim for which Seller is responsible pursuant to this Agreement.

Section 7.6  Seller’s Brand Name; Removal of Logos and Signs.

(a)  As promptly as practicable following the Closing Date, but in no event later than one hundred twenty (120) days after the Closing Date, or, with respect to immaterial displays which are not readily visible to the public (i.e., hardhat emblems, etc.), no later than one hundred fifty (150) days after the Closing Date, Buyer will stop using and otherwise not exploit, the Company Marks in any form, including by removing or permanently obliterating all references to the Company Marks that appear on any asset of the Company, including all signage, storage containers, uniforms and clothing, promotional or advertising literature, stationery, purchase order forms, labels, office forms and packaging (including signs displaying Seller’s or Affiliates’ emergency contact telephone numbers or otherwise using or displaying the Company Marks in whole or in part). As promptly as practical after the Closing Date, but in no event later than thirty (30) days after the Closing Date, Buyer shall post Buyer’s emergency contact telephone numbers in place of any of Seller’s or its Affiliates’ emergency contact telephone numbers with respect to the Business. Without limiting the foregoing restrictions, in no event will Buyer use or display the Company Marks in any way other than in the same manner used by the Business immediately prior to the Closing Date. During any period that Buyer is using the Company Marks as provided in this Section 7.6, Buyer shall use reasonable efforts to ensure that customers, suppliers and contractors, when practical, are aware that Buyer is using the Company Marks with permission solely to facilitate the transition of the Business. Notwithstanding anything to the contrary, Buyer shall have no right to create any new materials to be used in the operation of the Business or otherwise containing the Company Marks.

(b)  Buyer expressly acknowledges and confirms that Buyer shall not receive, any right, title or interest in or to the Company Marks, except the limited right to use Company Marks for the sole purpose of permitting Buyer to complete the phase out of such use in strict compliance with this Section 7.6.

(c)  Notwithstanding the foregoing, Buyer agrees to change the name of the Company to remove any reference to Calumet within five (5) days following the Closing.

Section 7.7  Books and Records. Buyer shall preserve and keep the books and records of the Company that relate to any period on or before the Effective Date for a period of three (3) years after the Closing Date and shall cooperate in all reasonable respects with Seller and will make available to Seller, during normal business hours and after reasonable notice, such books and records as are necessary or useful in connection with the preparation or filing of any tax return, any tax claim, audit or similar investigation or any dispute, litigation or defense of any indemnification claim, or in order to enable Seller to comply with its obligations under this Agreement or to perform the Transactions. Following such three (3)-year period, Buyer may retain or destroy such books and records in accordance with its record retention policies in effect from time to time. Notwithstanding anything in this Agreement to the contrary, Seller may retain copies of the books and records and minute books of the Company relating to the period on or before the Effective Date for internal use, including information embedded in Seller’s or its Affiliates’ computer and accounting systems. For purposes of clarity, Buyer acknowledges that books and records of the Company do not include email records of the Company or the Business Employees for the period prior to the Effective Date; provided, that Buyer and the Company (including any Business Employees which become employees of Buyer or its Affiliates at Closing) will be provided reasonable access to such emails as may be reasonably necessary to conduct the Business following the Closing.

Section 7.8  Performance Bonds; Designated Contracts.

(a)  Performance Bonds. The performance bonds under those credit support arrangements under the heading “Bonds” set forth on Schedule 7.8(a) shall remain in place at Closing. At Closing, Buyer will (except to the extent such amounts are included as Current Assets in the Net Working Capital calculation) pay to Seller an amount equal to the cost of obtaining and maintaining such bonds to the extent relating to post-Closing periods, as agreed between the Parties.

(b)  Designated Contracts.

(i)  Following the Closing, Seller, subject to the terms of this Section 7.8(b), will continue to hold and be the named counterparty under those certain Contracts listed on Schedule 7.8(b)(i) (the “Designated Contracts”); provided, subject to the other provisions of this Section 7.8(b), Seller holds the Designated Contract as agent of and for the benefit of the Company.

(ii)  From and after the Closing, (i) the Company will have responsibility for complying with the terms and provisions of the Designated Contracts including the timely delivery of fuel to counterparties under the Designated Contracts and compliance with the product quality specifications and requirements and other provisions of the Designated Contracts in favor of the counterparty thereto and (ii) the Company will make economic and commercial decisions with respect to the Designated Contracts and will promptly notify Seller of such decisions as to enable the Company to promptly administer the Designated Contracts. To the extent necessary, title to the products being delivered to a counterparty under a Designated Contract will pass from the Company to Seller immediately prior to the transfer of the title to the products to the counterparty under the Designated Contract.

(iii)  From and after the Closing, Seller will have responsibility for administering the Designated Contracts as agent of, for the benefit of, and at the direction of the Company. Such administrative responsibilities include: (i) billing and collection at the direction of the Company and remitting payments received under the Designated Contracts to the Company, (ii) communications, at the direction of the Company, with any counterparty under the Designated Contracts regarding fuel purchases and deliveries and any disputes arising under the Designated Contract and (iii) promptly transmitting to the Company any correspondence received from any counterparty to the Designated Contracts. Other than in accordance with Section 7.8(b)(v), Buyer shall not take any elective action under or with respect to a Designated Contract from and after the Closing without the prior approval of the Company.

(iv)  Buyer will make available and cause the Company to make available to Seller such documents, data, information and personnel of the Company as may be reasonably required during normal business hours for Seller to properly administer the Designated Contracts.

(v)  On or before 5:00 P.M. Central Time on November 15, 2019, the Company shall notify Seller in writing and specify which of the Designated Contracts, if any, that the Company desires to have assigned from Seller to the Company (or its designee). Seller will use commercially reasonable efforts to cause such identified Designated Contracts to be assigned to the Company (or its designee) on or as soon as practicable following November 30, 2019. Seller will continue to administer the Designated Contracts which are designated to be assigned until the first to occur of (i) the transfer of such Designated Contract to the Company (or its designee) and (ii) sixty (60) days following the Closing.

(vi)  With respect to any Designated Contract for which notice of assignment has not timely been made by Buyer pursuant to Section 7.8(b)(v), Seller, in its sole discretion, may terminate any of such Designated Contracts at any time on or after December 1, 2019. The Company shall have no liability with respect to any Designated Contract (i) for which notice of assignment has not timely been made by Buyer pursuant to Section 7.8(b)(v), except for Company’s obligations relating to actions taken under such Contract prior to December 1, 2019; and (ii) for which notice of assignment has been timely made by Buyer but such assignment has not occurred within sixty (60) days following the Closing, except for Company’s obligations relating to actions taken under such Contract prior to such date.

(vii)  Until the Designated Contracts are assigned to the Company (or its designee) or terminated by Seller, Buyer shall have responsibility for all requirements and obligations under and receive all of the benefits of such Designated Contracts.

Section 7.9  IT Systems.

(a)  On or prior to the Closing Date, Buyer shall have in place all IT systems necessary for Buyer to continue to conduct the Business following the Closing, including sufficient hosting environments for all software applications, networking and telecommunications infrastructure for all Business sites, sufficient storage for all data to be received from Seller or its Affiliates pursuant to this Agreement, a data center (or equivalent mechanism) capable of supporting the entire end-user environment of the Business and all personnel and service contract(s) required to support all IT systems necessary for the conduct of the Business.

(b)  Buyer shall be solely responsible for purchasing, licensing, or otherwise procuring for itself any third party-owned IT systems or third party-owned IT equipment as may be needed to permit Buyer to use such third party-owned IT systems or third party-owned IT equipment in connection with the Business after the Closing Date except with respect to certain licensing or third-party owned IT equipment that can be transferred to Buyer at the Closing.

Section 7.10  Solvents Plant. In the event that the Company (or its successors and assigns) shall at any time prior to the third (3rd) anniversary of the Closing restart the Solvents Plant for the purpose of producing marketable solvents (for the avoidance of doubt, not to include clean fuels and intermediates such as ATB/VGO), then the Company will offer to Seller and, if desired by Seller, the Company will enter into an off-take agreement with Seller with respect to the solvents produced by the Solvents Plant, in which Seller will market such solvents, on commercially reasonable terms to be agreed on by the Parties. If the Company proposes to restart the Solvents Plant, Buyer will provide written notice of such decision to Seller and the Parties shall finalize and execute the off-take agreement. For the avoidance of doubt, should the Company and Seller be unable to execute an off-take agreement, the Company will not restart the Solvents Plant for the purpose of producing marketable solvents prior to the eighth (8th) anniversary of the Closing, however the Company may at any time utilize any or all of the Solvents Plant assets set forth on Schedule 1.1(d) for any Company purposes other than such marketable solvents.

Section 7.11  Excluded Assets and Retained Liabilities.

(a)  Prior to the Closing, Seller shall cause the Company to enter into such conveyances and assignment agreements (with no representations or warranties of the Company of any kind contained therein) and ensure that filings with Governmental Authorities or third parties as may be required to cause all right, title and interest in and to certain excluded assets as identified on Schedule 7.11(a) (the “Excluded Assets”) are transferred to Seller or its designee.

(b)  There are certain retained liabilities (“Retained Liabilities”) set forth on Schedule 7.11(b), which will remain the responsibility of the Seller.

Section 7.12  Litigation Support. So long as the Company is actively contesting or defending against any Action which exists at the Closing and involves events or occurrences that transpired prior to the Closing, Seller will (at mutually convenient times and upon reasonable advance notice) cooperate with Buyer and Buyer’s counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably requested in connection with the contest or defense, at the sole cost and reasonable expense of Buyer (unless Buyer is entitled to indemnification therefor under this Agreement).

Section 7.13  Transition Services Agreement. At Closing, Buyer and Seller will enter into that certain Transition Services Agreement in substantially the form of Exhibit C.

Section 7.14  Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller shall, and on and after the Closing, use their respective reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the Transactions as promptly as practicable. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions. From time to time, as and when requested by any Party and at such other Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Section 7.15  Renewable Fuel Standard Compliance. The Buyer and Seller agree that, with respect to compliance with the Renewable Fuel Standard for compliance year ending December 31, 2019, Seller and Buyer (and the Company) will comply with the procedures and respective obligations set forth in Schedule 7.15 hereto.

Section 7.16  Excluded Accounts Receivable. For a period of sixty (60) days following the Closing, Buyer shall cause the Company to use commercially reasonable efforts to collect Excluded Accounts Receivable. Buyer shall cause the Company to pay over to Seller any and all amounts paid by customers or third parties in payment of Excluded Accounts Receivable, such payments to Seller to be made by the Company within ten (10) days following receipt by the Company of such payments.

Section 7.17  SRE Deliverable. Promptly following the Closing, but in no event later than five (5) Business Days after the Closing Date, Seller shall make available to Buyer all documentation in Seller’s possession relating to the Company and the Business for the exemptions described in Section 5.19(g), which documentation may redact or exclude any proprietary information related to Seller or its Affiliates (other than the Company).

Article VIII
TAX MATTERS

Section 8.1  Transfer and Conveyance Taxes. Buyer and Seller will each pay fifty percent (50%) of all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the Transactions.

Section 8.2  Pre-Closing Period Tax Returns. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing. In the case of any such Tax Return for a Pre-Closing Period for which Seller would reasonably be expected to have an indemnification obligation hereunder, Buyer shall send a draft of such Tax Return to Seller no later than thirty (30) days prior to the due date for the filing of such Tax Return, together with all supporting documentation, for Seller’s review and reasonable comment. Buyer shall cause any such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and shall provide copies of such Tax Return to Seller.

Section 8.3  Amended Tax Returns. Unless required by applicable Law, no amended Tax Return with respect to a Pre-Closing Period shall be filed by or on behalf of the Company without the prior written consent of Seller if such amended Tax Return would reasonably be expected to cause an adverse impact on Seller or its Affiliates.

Section 8.4  Allocation of Taxes. In the case of Taxes with respect a Straddle Period, the portion of any such Taxes that is attributable to the Pre-Closing Period will be:

(a)  in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or person, tangible or intangible), deemed equal to the amount that would be payable if such Straddle Period ended at the end of the day on the Closing Date; and

(b)  in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the day on the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

Section 8.5  Tax Treatment. Buyer and Seller agree, for U.S. federal income Tax purposes, to treat the purchase and sale of the Interests for U.S. federal income Tax purposes transactions contemplated by this Agreement as a purchase and sale of the assets of the Company by Buyer and will take no actions inconsistent with such treatment.

Article IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the Closing Date:

Section 9.1  Representations and Warranties.

(a)  Each of the Seller Fundamental Representations and the representations set forth in subsections (b) through (e) of Section 5.9 shall be true and correct in all respects on the Closing Date as if made again on the Closing Date (with references therein to the Effective Date being deemed to be references to the Closing Date).

(b)  Each of the other representations and warranties of Seller contained in Article IV and Article V (without giving effect to any qualification by or reference to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications) shall be true and correct in all respects as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall be true and correct as of such specific date; provided that references therein to the Effective Date shall be deemed to be references to the Closing Date) with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in clause (b) of the definition of Material Adverse Effect).

Section 9.2  Covenants and Agreements. Seller shall have performed and complied (a) in all respects with Section 7.1 and (b) in all material respects with all other covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 9.3  Settlement Agreement. The Settlement Agreement shall be fully executed by all parties thereto and Calumet Specialty Products Partners LP shall have paid the $1,000,000 payment required under Section 2 of the Settlement Agreement.

Section 9.4  Casualty Event. A Casualty Event shall not have occurred since the Effective Date.

Section 9.5  Material Adverse Effect. A Material Adverse Effect shall not have occurred since the Effective Date.

Section 9.6  Legal Prohibition. No Law shall be in effect and no Order of any Governmental Authority of competent jurisdiction shall have been entered, in each case, that makes the Transactions illegal and prohibits the consummation of the Transactions.

Article X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller in writing) of the following conditions as of the Closing Date:

Section 10.1  Representations and Warranties.

(a)  Each of the Buyer Fundamental Representations and the representations set forth in Section 6.8 (Investment Purpose) and Section 6.9 (No Other Representations) shall be true and correct on the Closing Date in all respects as if made again on the Closing Date (with references therein to the Effective Date being deemed to be references to the Closing Date).

(b)  Each of the other representations and warranties of Buyer contained in Article VI (without giving effect to any qualification by or reference to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications) shall be true and correct in all respects as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall be true and correct as of such specific date; provided that references therein to the Effective Date shall be deemed to be references to the Closing Date) with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 10.2  Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 10.3  Legal Prohibition. No Law shall be in effect and no Order of any Governmental Authority of competent jurisdiction shall have been entered, in each case, that makes the Transactions illegal and prohibits the consummation of the Transactions.

Article XI
TERMINATION

Section 11.1  Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)  by the mutual written consent of Buyer and Seller;

(b)  by Buyer or Seller, upon written notice to the other Party, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order prohibiting the consummation of the Transactions; or

(c)  by Buyer or Seller if the conditions to Closing applicable to such Party have not been satisfied as of November 8, 2019

Section 11.2  Survival After Termination. The Parties’ termination rights under Section 11.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of a right of termination hereunder will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by Buyer, on the one hand, or Seller, on the other hand, because of the willful breach of this Agreement by the other or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with any of their obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired; provided further, that the provisions of this Section 11.2 and Section 11.1 shall survive any termination of this Agreement.

Article XII
INDEMNIFICATION

Section 12.1  R&W Insurance Policy.

(a)  Buyer has a binding agreement for the R&W Insurance Policy. From and after the Closing Date, Buyer shall not (and shall cause its Affiliates to not) amend, novate, modify, or otherwise change, terminate, or waive any provision of the R&W Insurance Policy in a manner that could reasonably be materially adverse to Seller or its Affiliates, including any amendment, novation, modification, or change that entitles the insurer thereof to greater rights of subrogation set forth above or any other form of recourse or right of action against such Persons.

(b)  Retention under the R&W Insurance Policy will not exceed $630,000 as such amount may be adjusted downward in accordance with the R&W Insurance Policy. The retention amount associated with the R&W Insurance Policy shall be borne (i) first, by Buyer for fifty percent (50%) of the amount of such retention (except for breaches of Fundamental Representations which shall be borne first by Seller) and (ii) second, by Seller for fifty percent (50%) of the amount of such retention (except for breaches of Fundamental Representations which shall be borne second by Buyer).

Section 12.2  Survival. Each Fundamental Representation contained in this Agreement shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date. All other representations or warranties will terminate at and not survive the Closing. Subject to the Environmental Responsibilities Addendum, none of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplated performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding anything to the contrary herein, nothing in this Article XII shall limit any claim or recovery that may be available under the R&W Insurance Policy, which, for avoidance of doubt, shall provide its own coverage period and shall not follow the survival periods set forth herein.

Section 12.3  Indemnification of Buyer. Subject to the limitations set forth in this Article XII, and in addition to the obligations of Seller pursuant to Section 12.1(b), from and after the Closing, Seller (in such capacity, the “Seller Indemnifying Party”) shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, Buyer and its Affiliates and their respective directors, employees, officers, partners and equity holders and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)  any breach of, or any inaccuracy in, any representations made by Seller in Article IV or Article V of this Agreement or attested to in accordance with Article IX as of the Closing Date (except for such representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b)  any breach, non-fulfillment or default in performance of any covenant, agreement or obligation by Seller pursuant to this Agreement.

Section 12.4  Indemnification of Seller. Subject to the limitations set forth in this Article XII, from and after the Closing, Buyer (in such capacity the “Buyer Indemnifying Party”) shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, Seller and its directors, employees, officers, Affiliates, partners and equity holders, and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)  any breach of, or any inaccuracy in, the representations and warranties made by Buyer in Article VI or attested to in accordance with Article X as of the Closing Date (except for such representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b)  any breach, non-fulfillment or default in performance of any covenant, agreement or obligation by Buyer pursuant to this Agreement.

Section 12.5  Limitations.

(a)  Notwithstanding any other provision of this Agreement, (i) the aggregate liability of the Seller Indemnifying Parties to indemnify the Buyer Indemnified Parties for Losses under this Agreement shall in no event exceed the Base Consideration, and (ii) the aggregate liability of the Buyer Indemnifying Parties to indemnify the Seller Indemnified Parties for Losses under this Agreement shall in no event exceed the Base Consideration (excluding the obligations of Buyer to pay the Base Consideration at Closing).

(b)  The obligation of any Party or Parties obligated to provide indemnification (the “Indemnifying Party”) to indemnify any Person entitled to indemnification (the “Indemnified Party”) against any Losses under Section 12.3, or Section 12.4 shall be reduced (i) by any amounts actually received by any Indemnified Party pursuant to any indemnification by, or any indemnification or other agreement with, any third party with respect to such Losses or the underlying reasons therefor (net of reasonably expected costs of recovery) and (ii) by the amount of insurance proceeds (including proceeds under the R&W Insurance Policy) or other cash receipts or sources of reimbursement actually received by any Indemnified Party from third parties, including third party insurers, with respect to such Losses or the underlying reasons therefor (net of reasonably expected costs of recovery). In furtherance of the foregoing, if an Indemnifying Party pays to any Indemnified Party an amount in respect of Losses and any Indemnified Party thereafter receives from a third party a sum in respect of the matter giving rise to such Losses that would cause such Indemnified Party to recover amounts in the aggregate that exceed the amount of the relevant Losses, then (A) if the excess was paid to a Buyer Indemnified Party, Buyer shall promptly repay to Seller an amount equal to such excess and (B) if the excess was paid to a Seller Indemnified Party, Seller shall promptly repay to Buyer an amount equal to such excess. The Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. For the avoidance of doubt, this Section 12.5(b) shall not apply to amounts paid pursuant to Section 12.1(b).

(c)  This Article XII will provide the sole and exclusive remedy for each of the Parties hereto for any and all claims relating to this Agreement and the Transactions, including any misrepresentations, breach of warranty, covenant or other agreement set forth in this Agreement or other claim arising out of this Agreement or the Transactions (other than equitable remedies as they relate to breaches of covenants or other agreements contained herein to the extent such covenants or agreements are to be performed after the Closing), regardless of applicable Law or the legal theory under which such liability or obligations may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity or otherwise. Nothing herein is intended to (or shall) restrict the obligations of any Person under the express terms of any Transaction Document entered into pursuant to this Agreement.

(d)  Except as specifically set forth in this Agreement or the Environmental Responsibilities Addendum, effective as of the Effective Time, Buyer waives any rights and claims Buyer or its Affiliates may have against Seller and its Affiliates, whether in law or equity, relating to claims for contribution and other rights of recovery with respect to the Company and its subsidiaries and their respective businesses and assets, including claims or rights arising out of or relating to any Laws or Environmental Law (whether now or hereinafter in effect).

(e)  Except as provided in this Section 12.5(e) and in Section 12.1(b), all claims for indemnification made by any Buyer Indemnified Party pursuant to Section 12.3(a) shall be made against and satisfied solely and exclusively out of the insurance coverage provided by the R&W Insurance Policy. There shall be no personal recourse against Seller and the R&W Insurance Policy shall be the sole and exclusive source of recovery by Buyer Indemnified Parties for Losses pursuant to Section 12.3(a) except as provided in Section 12.1(b) and except that Buyer Indemnified Parties may recover from Seller for breaches of a Fundamental Representation to the extent (and only to the extent) that stated coverage available under the R&W Insurance Policy is not adequate to pay Losses provided that such claim has been made within the appropriate survival period set forth in Section 12.2 and is otherwise not restricted by the limitations set forth in this Section 12.5.

(f)  Each Indemnified Party shall take commercially reasonable efforts to mitigate any Losses within a reasonable amount of time following the discovery by such Indemnified Party of the fact, event or circumstance giving rise to such Losses.

(g)  In the event that any specific Losses are suffered by any one or more Indemnified Party for which any such Indemnified Party is entitled to indemnification and any such Indemnified Party is actually indemnified by an Indemnifying Party in full with respect to all such Losses incurred by such Indemnified Party, then such Losses shall be deemed to no longer exist and, therefore, any further recovery by such Indemnified Party from any Indemnifying Party for such same Losses would constitute an unintended “double” recovery and shall be prohibited under this Agreement.

(h)  Notwithstanding the foregoing, (i) this Article XII (including the limitations set forth in this Section 12.5), shall not apply to Losses arising under or in connection with Fraud except to the extent such Losses are covered by the R&W Insurance Policy and (ii) the limitations set forth in this Section 12.5 shall not apply to Losses arising under or in connection with the Environmental Responsibilities Addendum. For the avoidance of doubt, the Parties agree that nothing in this Article XII shall limit or otherwise affect the obligations of the Parties under the Environmental Responsibilities Addendum.

Section 12.6  Limitation on Remedies.

(a)  the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions) for any breach of any representation or warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty, covenant, agreement or obligation set forth herein it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law INCLUDING ANY RIGHT OF CONTRIBUTION UNDER ENVIRONMENTAL LAWS, except pursuant to the indemnification provisions set forth in this Article XII. Nothing in this Section 12.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud.

(b)  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO INDEMNIFYING PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR EXEMPLARY, SPECIAL, INDIRECT, PUNITIVE, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE.

Section 12.7  Additional Matters.

(a)  Notwithstanding anything to the contrary in this Article XII, the procedures set forth in Article II and the dispute resolution procedures set forth therein shall provide the sole and exclusive remedies for claims relating to the calculation of the Post-Closing Adjustment Amount, and no Indemnified Party shall have recourse under this Article XII for breaches of representations and warranties contained in this Agreement to the extent that Losses that are attributable to such breach are taken into account in determining the Post-Closing Adjustment Amount pursuant to Article II.

(b)  To the extent permitted by applicable Law, any amounts payable under this Article XII shall be treated by Buyer and Seller as adjustments to the purchase price.

Section 12.8  Exclusive Representations and Warranties.

(a)  BUYER HAS CONDUCTED AN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) AND ASSETS OF THE COMPANY AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS AND OTHER DOCUMENTS AND DATA OF THE COMPANY FOR SUCH PURPOSE. BUYER ACKNOWLEDGES AND AGREES (i) THAT THE SELLER FUNDAMENTAL REPRESENTATIONS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER AND ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS WHICH SURVIVE THE CLOSING (EXCEPT FOR PURPOSES OF COVERAGE UNDER THE R&W INSURANCE POLICY), (ii) THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES HAS MADE OR IS MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES WHICH SURVIVE CLOSING, INCLUDING ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE INTERESTS, THE COMPANY, THE ASSETS OF THE COMPANY, THE BUSINESS OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, INCLUDING AS TO (A) THE PHYSICAL CONDITION OR USEFULNESS FOR A PARTICULAR PURPOSE OF THE REAL OR TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS OF THE COMPANY, (B) THE USE OF THE ASSETS OF THE COMPANY, AND THE OPERATION OF THE BUSINESS BY BUYER AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY AFTER THE CLOSING AND (iii) EXCEPT FOR THE SELLER FUNDAMENTAL REPRESENTATIONS AND THE ENVIRONMENTAL RESPONSIBILITIES ADDENDUM (AND EXCEPT FOR PURPOSES OF COVERAGE UNDER THE R&W INSURANCE POLICY), THE INTERESTS AND ALL ASSETS OF THE COMPANY ARE CONVEYED ON AN “AS IS” AND “WHERE IS” BASIS.

(b)  SELLER ACKNOWLEDGES AND AGREES THAT (i) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS OF BUYER IN CONNECTION WITH THE TRANSACTIONS AND, (ii) EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF BUYER REGARDING BUYER OR THE TRANSACTIONS WHICH SURVIVE CLOSING.

Section 12.9  Notice of Claims. If a claim for Losses (a “Claim”) is to be made by an Indemnified Party against an Indemnifying Party, the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought in accordance with the provisions of this Agreement; provided, however, that the failure to provide such written notice shall not excuse the Indemnifying Party from any of its obligations under this Article XII, except to the extent (and only to the extent) that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Claim in reasonable detail in light of the circumstances then known to such Indemnified Party, including, if known, the amount or estimated amount of damages sought thereunder to the extent ascertainable, any other remedy sought thereunder and any relative time constraints, together with a copy of the written notification of such Claim.

Section 12.10  Third Party Claims.

(a)  Promptly, and in any event within thirty (30) days, after the receipt by any Indemnified Party of notice of the commencement of any Action by or involving a third party (such Action, a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party shall, if a claim with respect thereto is to be made against any Indemnifying Party, give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party, including, if known, the amount or estimated amount of damages sought thereunder to the extent ascertainable, any other remedy sought thereunder and any relative time constraints, together with a copy of the written notification of such Third Party Claim; provided, however, that the failure of the Indemnified Party to provide such notice within such time period shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent (and only to the extent) that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) The Indemnifying Party may assume and control the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party may not continue to control of the defense of any Third Party Claim if the Indemnifying Party has failed or is failing to diligently defend in good faith the Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 12.10(c) it shall have the right to take such action as it deems necessary to avoid, dispute, defend or appear or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

(c) If the Indemnifying Party assumes the defense of a Third Party Claim, it may settle, compromise, or discharge such Third Party Claim unless  the settlement entails an admission of liability on the part of any Indemnified Party or the imposition of injunctive relief on the Indemnified Party or  the settlement does not include an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, from all Losses with respect to such Third Party Claim; otherwise, in either such case, the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party to such settlement, compromise, or discharge shall be required and the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party, subject to the Indemnifying Party’s right to control the defense of the Third Party Claim, except that the fees, costs and expenses of one counsel and, if necessary, local counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and counsel to the Indemnifying Party shall have reasonably determined that representation of both parties by such counsel would violate applicable ethical standards due to actual or potential conflicts of interest between them. If the Indemnifying Party does not assume the defense or if the Indemnifying Party has failed or is failing to diligently defend in good faith the Third Party Claim, then, subject to this Article XII, the Indemnifying Party shall be liable for the reasonable fees, costs and expenses of one counsel and, if necessary, local counsel to the Indemnified Party.

(d) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management and employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 12.10 shall be given by Buyer acting on behalf of the Buyer Indemnified Parties, and any consent to be given by Seller Indemnified Parties under this Section 12.10 shall be given by Seller acting on behalf of Seller Indemnified Parties.

Section 12.11 Express Negligence. THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

Article XIII
MISCELLANEOUS

Section 13.1 Expenses. Except as otherwise expressly provided herein (including with respect to the Transaction Fee Reimbursement), Seller and Buyer shall each pay all of their own fees, costs and expenses (including fees and disbursements of attorneys, financial advisors and accountants) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions, whether or not the Closing shall have occurred.

Section 13.2 Entire Agreement. The Transaction Documents constitute the entire agreement of the parties hereto and thereto with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 13.3 Notices. Any notice or other communication required or permitted under this Agreement will be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the Party for whom it is intended; (b) and when delivered by overnight delivery by nationally recognized delivery service; or (c) and when delivered by certified mail, registered mail or courier service, return-receipt received to the Party at the address set forth on Schedule 13.3, to the Persons indicated. Each notice provided pursuant to this Section 13.3 shall also be sent via email to the Party at the email address set forth on Schedule 13.3 Such email shall not itself constitute notice. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 13.3.

Section 13.4 Amendment; Waiver. This Agreement may not be amended, except by an instrument in writing signed by each Party. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 13.5 Binding Effect; Assignment. Neither Party may assign its rights, interests or obligations under this Agreement without the prior written consent of Buyer (in the case of any assignment by Seller) or Seller (in the case of any assignment by Buyer), which consent shall not be unreasonably withheld, conditioned or delayed, and any purported assignment or other transfer without such consent shall be void and unenforceable hereunder. No assignment will relieve the assigning Party of any of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 13.6 No Third Party Beneficiary. Except as expressly set forth in Article XII (Indemnification), nothing in this Agreement shall confer any rights, remedies or claims of any nature whatsoever upon any Person not a Party or a permitted assign of a Party.

Section 13.7 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 13.8 Consent to Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions, whether in law or in equity, whether in contract or in tort or otherwise, will be brought and maintained solely in the Chancery Courts in and for the State of Delaware and to the extent that jurisdiction cannot be obtained in the Court of Chancery, then the state courts located in the State of Delaware or the Federal courts of the United States sitting within the State of Delaware and any appellate court from such state or Federal Court, and each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of such courts in any such Action and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.3 shall be deemed effective service of process on such Party.

Section 13.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.9.

Section 13.10 Specific Performance. Buyer and Seller agree that irreparable damage would occur and that they would not have any adequate remedy at law if any provision of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached. Buyer and Seller further agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Buyer and Seller further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 13.11 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 13.12 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, Buyer and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 13.13 Waiver of Conflicts and Privilege.

(a) Buyer waives and will not assert, and agrees to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or its or its Affiliates, members, officers, employees, directors or managers (any such Person, a “Designated Person”) in any matter involving this Agreement or the Transactions, by any legal counsel (collectively, the “Seller’s Counsel”) currently representing the Company (the “Current Representation”).

(b) Buyer will not assert, and agrees to cause its Affiliates to not assert, any attorney-client privilege with respect to any communication between Seller’s Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, it being the intention of the Parties that, following the Closing, all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided, however, that the foregoing waiver shall not extend to any communication that does not relate to or arise from this Agreement or the Transactions or to communications with any Person other than the Designated Persons; provided, further, that the foregoing shall not apply to Buyer’s ability assert privilege vis-à-vis any third party (other than Seller and its Affiliates).

Section 13.14 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, each of which will be deemed an original but all of which together will be deemed one and the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail will be treated as original signatures for all purposes of this Agreement. This Agreement will become effective when, and only when, each Party will have received a counterpart hereof signed by all of the other Parties.

Section 13.15 Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the ordinary course of business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.

Section 13.16 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement (including any certificate delivered pursuant to this Agreement) or for any claim based on, in respect of, or by reason of, this Agreement or the Transactions; provided, however, that nothing in this Section 13.16 shall limit any liability of the Parties for breaches of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

SELLER

CALUMET REFINING, LLC

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

BUYER

STARLIGHT RELATIVITY ACQUISITION COMPANY LLC

By:	/s/ Charles Williams
Name:	Charles Williams
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

SOLELY FOR THE PURPOSES OF
SECTIONS 7.8(b), 7.10 and 7.15

CALUMET SAN ANTONIO REFINING, LLC

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]